Exhibit 4.1

ION GEOPHYSICAL CORPORATION

AND EACH OF THE GUARANTORS PARTY HERETO

8.00% SENIOR SECURED SECOND PRIORITY NOTES DUE 2025

INDENTURE

Dated as of [●], 2021

UMB Bank, National Association

as Trustee

UMB Bank, National Association

as Collateral Agent

CROSS-REFERENCE TABLE*

TRUST INDENTURE ACT SECTION	INDENTURE SECTION
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
311(a)	7.11
(b)	7.11
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06
(b)	7.06
(b)(2)	7.07
(c)	7.06; 14.02
(d)	7.06
314(a)(4)	4.04; 14.05
(b)	10.02(a)
(c)	14.04
(d)	10.02(a); 10.05
(e)	14.05
(f)	N.A.
315(a)	7.01
(b)	7.05
(c)	7.01
(d)	7.01
(e)	6.11
316(a)(last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	9.04
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	N.A.
(b)	N.A
(c)	14.01
N.A. means not applicable
* This Cross-Reference Table is not part of this Indenture

i

TABLE OF CONTENTS

v

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF NOTATION OF GUARANTEE
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE
Exhibit F	FORM OF INTERCREDITOR AGREEMENT

INDENTURE dated as of [●], 2021 is among ION Geophysical Corporation, a Delaware corporation, the Guarantors (as defined), UMB Bank, National Association, as trustee, and UMB Bank, National Association, as collateral agent.

The Company, the Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined) of (a) the 8.00% Senior Secured Second Priority Notes due 2025 in an aggregate principal amount of $[●] (the “Initial Notes”) and (b) the Holders of any Additional Notes (as defined herein, and together with the Initial Notes, the “Notes”) issued hereafter. This Indenture is subject to, and shall be governed by, the provisions of the Trust Indenture Act of 1939, as amended, (the “TIA”) that are required to be part of and to govern indentures qualified under the TIA.

ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01      Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)            Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Supermajority of Debtholders” means, as to any matter at any time:

(1)            prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the Priority Lien Collateral Agent by or with the written consent of the Holders of more than 66 2/3% of the sum of: (a) the aggregate outstanding principal amount of Priority Lien Debt (including outstanding letters of credit whether or not then available or drawn); and (b) other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt; and

(2)            at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the Collateral Agent by or with the written consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes (including any Additional Notes) then outstanding.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“After-Acquired Property” means any and all assets or property acquired after the date of this Indenture, including any property or assets acquired by the Company or a Guarantor from another Guarantor, which in each case constitutes Collateral.

“Agent” means any Authenticating Agent, Collateral Agent, Registrar, co-registrar, Paying Agent, additional paying agent or other agent appointed by the Company pursuant to the terms of this Indenture.

“Applicable Premium” means, with respect to any Note on any redemption date, the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at December 15, 2023 plus (ii) all required interest payments due on the Note through December 15, 2023 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

The Company shall calculate the Applicable Premium prior to the applicable redemption date and deliver an Officers’ Certificate to the Trustee setting forth the Applicable Premium and showing the calculation thereof in reasonable detail accompanying the Notice of Redemption provided by the Company under Section 3.03 hereof.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)            the sale, lease, conveyance or other disposition of any assets or rights by the Company or any of its Restricted Subsidiaries, and any disposition of Capital Stock, Indebtedness, or other securities of an Unrestricted Subsidiary; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Sections 4.14 and/or 5.01 hereof (and not, for the avoidance of doubt, Section 4.10 hereof); and

(2)            the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of the Company’s Subsidiaries (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1)            any single transaction or series of related transactions that involve assets having a Fair Market Value of no more than $5.0 million since the date of this Indenture;

(2)            a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3)            an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)            the sale, lease, license, sublicense or other transfer of assets, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries taken as whole);

(5)            licenses and sublicenses by the Company or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(6)            any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(7)            the granting of Liens not prohibited by Section 4.12 hereof and the sale or other disposition pursuant to foreclosure of the assets subject to such Lien;

(8)            the sale or other disposition of cash, Cash Equivalents, Hedging Obligations or other financial instruments;

(9)            the announced INOVA transaction;

and

(10)            a Restricted Payment that does not violate Section 4.07 hereof or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof).

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capital Lease Obligation.”

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)            with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty. Notwithstanding the foregoing, any lease (whether entered into before or after the date of this Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture shall be deemed not to represent a Capital Lease Obligation.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)            United States dollars;

(2)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)            certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)            repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)            commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)            money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition;

(7)            money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated or invest solely in the assets described in clauses (1) through (6) above and (iii) have portfolio assets of at least $500.0 million;

(8)            marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition and having, at such date, the highest rating obtainable from either S&P or Moody’s;

(9)            any interest bearing account at, or certificate of deposit maturing not more than one year after such time issued by, a U.S. savings and loan association which has a rating of “A−” or better from S&P or a rating of “A3” or better from Moody’s on its long term unsecured debt and which has combined capital and surplus and undivided profits of not less than $500.0 million;

(10)            any interest bearing account at, or certificate of deposit maturing not more than one year after such time, payable in United States dollars and issued by, (i) a foreign banking institution or foreign branch of a U.S. banking institution, which banking institution has a rating of “A−” or better from S&P or a rating of “A3” or better from Moody’s on its long-term unsecured debt and combined capital and surplus and undivided profits of not less than $500.0 million, or (ii) any foreign subsidiary of a U.S. banking institution, which U.S. banking institution has a rating of “A−” or better from S&P or a rating of “A3” or better from Moody’s and which subsidiary has combined capital and surplus and undivided profits of not less than $500.0 million;

(11)          any evidence of Indebtedness (including variable rate demand notes), maturing not more than one year after such time, issued by any State of the United States, by any county or municipality organized or incorporated under the laws of any State of the United States or by any agency or subdivision of any of the foregoing, in each case rated “A−” or better by S&P or rated “A3” or better by Moody’s;

(12)          any preferred securities issued by domestic or foreign corporations, municipalities, or closed-end management investment companies and are designed as short term money market instruments rated “A−” or better by S&P or rated “A3” or better by Moody’s, provided that such Investment will not result in any violation of F.R.S. Board Regulation U and further provided that the Company’s aggregate ownership interest of all of the Guarantors does not exceed (and is not convertible into shares which exceed 5% of the issuer’s outstanding shares entitled to vote unless such ownership interest is acquired pursuant to a merger agreement between or among the Company and/or one or more Guarantors and such issuer);

(13)          any mutual funds or similar investment vehicles investing primarily in Investments of the types set forth in the foregoing clauses (1) through (12), provided that ratings requirements shall be applicable to the mutual fund rather than the underlying Investments, as follows: such mutual funds shall, in each case, have a rating of “A−” or better from S&P or a rating of “A3” from Moody’s, provided, however, that it is agreed that (i) any Investment which when made complies with the requirements of any of the foregoing clauses (7), (8), (9), (10), (11) or (12) may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (12) or (13) shall be permitted to be made directly or indirectly through a mutual fund if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and

(14)          with respect to the Subsidiaries that are not Domestic Subsidiaries only, any Investments outside of the United States that are the functional foreign equivalents in all material respects to the investments described in the foregoing clauses (1) through (13) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)            the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2)            the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)            the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; provided, however, that a conversion at the option of the Company that causes fifty percent (50%) or more of the Voting Stock of the Company to change will not constitute a Change of Control; or

(4)            the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the preceding, the conversion of the Company from a corporation to a limited liability company, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as such transaction otherwise complies with the terms of this Indenture and following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of the Company, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable.

“Change of Control Purchase Date” means the date on which the Company makes a Change of Control Offer.

“Class” means (1) in the case of Second Lien Debt, all Second Lien Debt, taken together, and (2) in the case of Priority Lien Debt, every Series of Priority Lien Debt, taken together.

“Clearstream” means Clearstream Banking, S.A.

“Collateral” means all properties and assets at any time owned or acquired by the Company or any of the other Guarantors, except:

(1)            Excluded Assets;

(2)            any properties and assets in which the Collateral Agent is required to release its Liens pursuant to the provisions described in Section 5.1 of the Intercreditor Agreement; and

(3)            any properties and assets that no longer secure the Notes or any Obligations in respect thereof pursuant to the provisions described in Section 10.04 hereof;

provided that in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of the Company or any other Guarantor, such assets or properties shall cease to be excluded from the Collateral if the Company or any other Guarantor thereafter acquires or reacquires such assets or properties.

“Collateral Account” means any segregate account under the sole control of the Collateral Agent that is free from all other Liens (other than Liens securing the Priority Lien Obligations), and only includes all cash, Cash Equivalents, and non-cash consideration received by the Trustee or the Collateral Agent from any Sale of Collateral, foreclosure or other awards or proceeds pursuant to the Security Documents, including earnings, revenues, rents, issues, profits, and income from the Collateral received pursuant to the Security Documents and interest earned thereon.

“Collateral Agent” means UMB Bank, National Association, in its capacity as Collateral Agent, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Common Stock” means the Common Stock of the Company, par value $0.01 per share.

“Company” means ION Geophysical Corporation, and any and all successors thereto.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)            an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)            provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)            the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)            any foreign currency translation losses (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(5)            (reserved), plus

(6)            depreciation, amortization (including amortization of intangibles but excluding (i) amortization of prepaid cash expenses that were paid in a prior period and (ii) amortization of multiclient libraries) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non- cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(7)            any foreign currency translation gains (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(8)            non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)            all extraordinary gains and losses and all gains and losses realized in connection with any Asset Sale or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, shall be excluded;

(2)            the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)            the net income (but not loss) of any Restricted Subsidiary other than a Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)            the cumulative effect of a change in accounting principles shall be excluded; and

(5)            non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Accounting Standards Codification 815 (“ASC 815”) shall be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1)            was a member of such Board of Directors on the date of this Indenture; or

(2)            was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Conversion Agent” means any Person authorized by the Company to convert any Notes on behalf of the Company.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 14.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Agreement” means that certain Revolving Credit and Security Agreement, dated as of August 22, 2014, by and among the Company, ION Exploration Products (U.S.A.), Inc., I/O Marine Systems, Inc. and GX Technology Corporation (collectively, the “Borrowers”, and each, a “Borrower”), the financial institutions a party thereto as lenders (collectively, the “Lenders” and each individually a “Lender”), PNC Bank, National Association (“PNC”), as agent for the Lenders, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended by that certain First Amendment to Revolving Credit and Security Agreement dated as of August 4, 2015 by and among the Borrowers and PNC, as the sole Lender and in its capacity as agent, in each case, and as further amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or “Administrative Agent” under the Credit Agreement or any other representative then most recently designated in accordance with the applicable provisions of the Credit Agreement, together with its successors in such capacity.

“Credit Facilities” means, one or more debt facilities (including, without limitation, any Credit Agreement), indentures, commercial paper facilities or secured or unsecured capital market financing, in each case, with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, term debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, extended, increased, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Daily Conversion Value” means for each of the 30 consecutive trading days during the Observation Period, l/30th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

“Daily Settlement Amount” means for each of the 30 consecutive trading days during the Observation Period shall consist of: (1) cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified (or deemed specified) in the notice specifying the Company’s chosen settlement method (the “specified dollar amount”), divided by 30 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and (2) if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

“Daily VWAP” means, for each of the 30 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IO <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $2.5 million.

“Deemed Capitalized Leases” means obligations of the Company or any Restricted Subsidiary of the Company that are classified as “capital lease obligations” under GAAP due to the application of ASC Topic 840 or any subsequent pronouncement having similar effect and, except for such regulation or pronouncement, such obligation would not constitute a Capital Lease Obligation.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Discharge of Priority Lien Obligations” has the meaning given to the term “Discharge of First Lien Obligations” in the Intercreditor Agreement.

“Discharge of Second Lien Obligations” has the meaning given to the term “Discharge of Second Lien Obligations” in the Intercreditor Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Early Exchange Deadline” means the date that is the tenth (10th) Business Day (as such term is defined in the Exchange Act) after the date of commencement of the Exchange Offer.

“Early Exchange Premium” means $35 payable, at the Company’s option, either in (I) cash, (II) Common Stock at $2.57 per share, or (III) Notes.

“equally and ratably” means, in reference to sharing of Liens or proceeds thereof as between holders of Secured Obligations within the same Class, that such Liens or proceeds:

(1)            shall be allocated and distributed first to payment of all fees, costs, expenses and indemnities due and owing to the Secured Debt Representatives, the Priority Lien Collateral Agent and the Collateral Agent,

(2)            shall be allocated and distributed second to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of such Series of Secured Debt, ratably in proportion to the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made under such letters of credit) on each outstanding Series of Secured Debt within that Class when the allocation or distribution is made, and thereafter.

(3)            shall be allocated and distributed (if any remain after payment in full of all of the principal of, and interest and premium (if any) and reimbursement obligations (contingent or otherwise) with respect to letters of credit, if any, outstanding (whether or not drawings have been made on such letters of credit) on all outstanding Secured Obligations within that Class) to the Secured Debt Representative for each outstanding Series of Secured Debt within that Class, for the account of the holders of any remaining Secured Obligations within that Class, ratably in proportion to the aggregate unpaid amount of such remaining Secured Obligations within that Class due and demanded (with written notice to the applicable Secured Debt Representative, the Priority Lien Collateral Agent and the Collateral Agent) prior to the date such distribution is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale of Equity Interests of the Company by the Company (other than Disqualified Stock and other than to a Subsidiary of the Company) made on a primary basis by the Company after the date of this Indenture.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Offer” means the Company’s offer to exchange all outstanding Existing Second Lien Notes, for each $1,000 principal amount of such notes tendered, (a) $150 in cash, (b) $850 of Notes, provided, however, that up to an aggregate of $20 million of Notes exchange consideration may instead be paid in the form of Common Stock at the Company’s option for every dollar of Rights Offering proceeds raised from the issuance of Common Stock, and (c) solely in exchange for Existing Second Lien Notes tendered on or prior to the Early Exchange Deadline and not withdrawn, the Early Exchange Premium.

“Excluded Assets” means each of the following:

(1)            any asset or property right of the Company or any Guarantor of any nature:

(a)             if the grant of a security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of such asset or property right or the Company’s or any Guarantor’s loss of use of such asset or property right or (ii) a breach, termination or default under any lease, license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the United States Bankruptcy Code) or principles of equity) to which the Company or such Guarantor is party; and

(b)            to the extent that any applicable law or regulation prohibits the creation of a security interest thereon (other than to the extent that any such term would be rendered ineffective pursuant to any applicable law or principles of equity);

(2)            all Capital Stock of Foreign Subsidiaries not directly owned by the Company or a Guarantor;

(3)            any applications for trademarks or service marks filed in the United States Patent and Trademark Office (the “PTO”) pursuant to 15 U.S.C. § 1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. § 1051 Section 1(c) or Section 1(d);

(4)            fixed or capital assets owned by the Company or any Guarantor that is subject to a capital lease or purchase money obligations, in each case permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such fixed or capital assets, but only for so long as such prohibition is in effect and only with respect to the portion of such fixed or capital assets as to which such other Lien attaches and such prohibition applies;

(5)            motor vehicles;

(6)            any Capital Stock of any Subsidiary to the extent (and only to the extent) that in the reasonable judgment of the Company, if such Capital Stock were not excluded from the Collateral then Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act would require the filing of separate financial statements of such Subsidiary with the SEC (or any other governmental agency) in connection with a registration of the Notes under the Securities Act;

(7)            de minimis or immaterial assets for which perfection of the security could not be obtained without unreasonable cost and expense or under applicable law;

(8)            unless such real property and fixtures (a) secure the Credit Agreement and (b) have a fair market value in excess of $5.0 million, real property and any fixtures owned or leased by the Company or any other Guarantor;

(9)            (reserved);

(10)          unless such Equity Interests secure the Credit Agreement, Equity Interests in any Person other than (a) a Guarantor, to the extent such Person is at such time a Guarantor, and (b) as provided in clause (2) of this definition;

(11)          any account (and any cash, Cash Equivalents or other investments deposited therein) securing Indebtedness described in Section 4.09(b)(xx) hereof; and

(12)          prior to the Discharge of Priority Lien Obligations, any property not subject to a Lien securing the Priority Lien Obligations.

“Ex-Dividend Date” means the first date on which the shares of the Company’s Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of the Company’s Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of ION’s Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

“Existing Indebtedness” means all Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture, including without limitation the Indebtedness under the Legacy Notes after giving effect to the Offer to Exchange, until such amounts are repaid.

“Existing Second Lien Notes” means the 9.125% Senior Secured Second Priority Notes issued pursuant to that certain indenture dated as of April 28, 2016 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time) by and among the Company, as issuer, each of the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company in the case of amounts of $25.0 million or more and otherwise by an Officer of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)            acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)            the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)            the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)            any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)            any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)            if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company, which determination shall be conclusive for all purposes under this Indenture; provided that such Officer may in such Officer’s discretion include any reasonably identifiable and factually supportable pro forma changes to Consolidated EBITDA or Fixed Charges, including any pro forma expense and cost reductions or synergies that have occurred or are reasonably expected to occur within the 12 months immediately following the Calculation Date and are either (i) prepared and calculated in accordance with Regulation S-X under the Securities Act or (ii) set forth in an Officers’ Certificate signed by the chief financial or accounting officer that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the Officers executing such Officers’ Certificate at the time of such execution and the factual basis on which such good faith belief is based.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)            the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (but excluding any interest expense attributable to Deemed Capitalized Leases), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)            the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)            any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, to the extent such Guarantee or Lien is called upon (other than a Lien of the type described in clause (9) of the definition of Permitted Liens); plus

(4)            all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Fundamental Change” means shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)            a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, its Subsidiaries and the employee benefit plans of the Company and its Subsidiaries, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(b)            the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)            the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d)            the Common Stock (or other common stock underlying the Notes) ceases to be listed or quoted on any of the NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of the NYSE MKT, The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Notes become convertible into such consideration, excluding cash payments for fractional shares.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(iii), 2.06(b)(iv), 2.06(d)(ii) or 2.06(f) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States of America pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) (other than a Lien of the type described in clause (9) of the definition of Permitted Liens).

“Guarantors” means any Subsidiary of the Company that executes a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)            interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)            other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)            other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets (other than Equity Interests in any other Subsidiary), as of that date, (i) are less than $5.0 million in book value, and (ii) together with all other Immaterial Subsidiaries that are Domestic Subsidiaries, are less than $10.0 million in book value.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)            in respect of borrowed money;

(2)            evidenced by or issued in exchange for bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) but excluding bid, performance, surety and appeal bonds to the extent such bonds are undrawn upon and obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1), (4) and (5) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed within ten Business Days of payment on such letter of credit;

(3)            in respect of banker’s acceptances;

(4)            representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)            representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)            representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP, but excluding Deemed Capitalized Leases. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the preceding, “Indebtedness” of a Person shall not include:

(1)            any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens;

(2)            any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness; and

(3)            a Lien of the type described in clause (9) of the definition of Permitted Liens.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $[●] aggregate principal amount of Notes issued under this Indenture on the date hereof.

“INOVA” means INOVA Geophysical Equipment Limited, a limited liability company organized under the laws of the People’s Republic of China or any successor or substitute entity thereof (whether by reincorporation, transfer, merger, amalgamation, conversion or any other entity transaction) in the same or a different jurisdiction and whether known by the same or a different name.

“insolvency or liquidation proceeding” means:

(1)            any case commenced by or against the Company or any other Guarantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Guarantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Guarantor or any similar case or proceeding relative to the Company or any other Guarantor or its creditors, as such, in each case whether or not voluntary;

(2)            any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)            any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Guarantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form attached hereto as Exhibit G, dated as of the date of this Indenture, among the Priority Lien Collateral Agent, as the first lien representative, the Second Lien Representative, the Collateral Agent, and the Company and the other grantors referred to therein, as amended, supplemented or otherwise modified from time to time.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” is the date hereof.

“Last Reported Sale Price” means the closing sale per share of Common Stock (or if no closing sale price is reported, the average of the closing bid and ask prices, or if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal United States national or regional securities exchange on which Common Stock is traded.

“Legacy Collateral Agent” means Wilmington Savings Fund Society, FSB in its capacity as collateral agent under the Legacy Documents, together with its successors in such capacity.

“Legacy Documents” means, collectively, the Legacy Indenture and the Legacy Notes.

“Legacy Indenture” means the Indenture dated as of May 13, 2013, among the Company, the Guarantors, the Legacy Trustee, and the Legacy Collateral Agent, as amended, modified, or supplemented from time to time.

“Legacy Notes” means the “Notes,” as defined in the Legacy Indenture.

“Legacy Trustee” means Wilmington Savings Fund Society, FSB (as successor to Wilmington Trust, National Association), as trustee under the Legacy Indenture, together with its successors in such capacity.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, Wilmington, Delaware or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Lien Release Conditions” means the Discharge of Priority Lien Obligations.

“Lien Security Documents” means the Intercreditor Agreement, and all security documents, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency documents, control agreement or other grants or transfers for security executed and delivered by the Company or any other Guarantor creating (or purporting to create) a Lien upon collateral in favor the Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Lien Sharing and Priority Confirmation” means as to any Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the credit agreement or other agreement governing such Series of Priority Lien Debt, for the enforceable benefit of all holders of Second Lien Debt, the Second Lien Representative and each existing and future holder of Permitted Prior Liens:

(1)            that all Priority Lien Obligations shall be and are secured equally and ratably by all Priority Liens at any time granted by the Company or any other Guarantor to secure any Obligations in respect of such Series of Priority Lien Debt, whether or not upon property otherwise constituting collateral for such Series of Priority Lien Debt, and that all such Priority Liens will be enforceable by the Priority Lien Collateral Agent for the benefit of all holders of Priority Lien Obligations equally and ratably;

(2)            that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the Intercreditor Agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(3)            consenting to and directing the Priority Lien Collateral Agent to perform its obligations under the Intercreditor Agreement and the other Priority Lien Security Documents.

“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined herein and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).

“Make-Whole Fundamental Change Repurchase Date” means the date fixed for the repurchase of any Notes by the Company pursuant to a repurchase upon a Make-Whole Fundamental Change.

“Maturity Date” means December 15, 2025.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate amount of cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale but excluding any non-cash consideration deemed to be cash for the purpose of Section 4.10 hereof) net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale, all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Sale, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)            as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions;

(2)            as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than as permitted in clause

(3)            below); and

(4)            as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of the Company or any of its Restricted Subsidiaries except (a) as contemplated by clause (9) of the definition of Permitted Liens and (b) except for Customary Recourse Exceptions.

“Note Documents” means this Indenture, the Notes and the Security Documents.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Note Register” means the register of Notes for the transfer and exchanges of Notes.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, including for purposes of waivers, amendments, redemptions and offers to purchase, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Observation Period” with respect to any Notes surrendered for conversion means: (1) if the relevant conversion date occurs prior to September 15, 2025 and ION has not issued a notice of redemption with respect to the Notes, the 30 consecutive trading days beginning on, and including, the second trading day immediately succeeding such conversion date; (2) if the relevant conversion date occurs on or after September 15, 2025 and ION has not issued a notice of redemption with respect to the Notes on or after December 15, 2023, the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding the maturity date; and (3)      if the relevant conversion date occurs on or after the date of ION’s issuance of a notice of redemption with respect to the Notes and prior to the relevant redemption date (even if the relevant conversion date occurs on or after September 15, 2025), the 30 consecutive trading days beginning on, and including, the 32nd scheduled trading day immediately preceding such redemption date.

“Offer to Exchange” means the Offer to Exchange of the Company, dated March 28, 2016, with respect to the Initial Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person (or, if such Person is a limited partnership, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person’s general partner).

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee or the Collateral Agent, as applicable. The counsel may be an employee of or counsel to the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries or (c) assets of such Person were acquired by the Company or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event); provided that on the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries or on the date of such asset acquisition, as applicable, either:

(1)            immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof, or

(2)            immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of this Indenture.

“Permitted Investments” means:

(1)           any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)           any Investment in Cash Equivalents;

(3)           any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)           such Person becomes a Restricted Subsidiary of the Company; or

(b)           such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)           any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)            an acquisition of assets or Capital Stock in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)           any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) litigation, arbitration or other disputes;

(7)           Investments represented by Hedging Obligations;

(8)           loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)           Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(10)         any guarantee of Indebtedness permitted to be incurred by Section 4.09 hereof other than a guarantee of Indebtedness of an Affiliate of the Company that is not a Restricted Subsidiary of the Company;

(11)         any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the date of this Indenture or as otherwise permitted under this Indenture;

(12)         Investments acquired after the date of this Indenture as a result of the acquisition by the Company or any Restricted Subsidiary of the Company of another Person, including by way of a merger, amalgamation or consolidation with or into the Company or any of its Restricted Subsidiaries, or all or substantially all of the assets of another Person, in each case, in a transaction that is not prohibited by Section 5.01 hereof after the date of this Indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)         repurchase of the Notes; and

(14)         Liens of the type described in clause (9) of the definition of Permitted Liens.

With respect to any Permitted Investment, the Company may, in its sole discretion, allocate all or any portion of any Permitted Investment and later re-allocate all or any portion of any Permitted Investment to one or more of the above clauses (1) through (14) so that the entire Permitted Investment would be a Permitted Investment.

“Permitted Joint Venture” means any entity characterized as a joint venture, however structured, engaged in a Permitted Business in which the Company or any Restricted Subsidiary has an ownership interest; provided that such joint venture is not a Subsidiary of the Company.

“Permitted Liens” means:

(1)           Liens held by the Priority Lien Collateral Agent securing (a) Priority Lien Debt in an aggregate principal amount not exceeding the Priority Lien Cap and (b) all related Priority Lien Obligations;

(2)           Liens to secure the Notes and the Note Guarantees issued on the date of this Indenture, and any obligations owing to the Trustee or the Collateral Agent under this Indenture, the Security Documents or the Intercreditor Agreement in connection therewith;

(3)           Liens to secure Hedging Obligations so long as such Hedging Obligations are permitted to be incurred under this Indenture;

(4)            Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company (plus improvements and accessions to such property or proceeds or distributions thereof);

(5)            Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(6)            Liens on cash and Cash Equivalents to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)            Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(iv) hereof covering only the assets acquired with or financed by such Indebtedness (plus improvements and accessions to such property or proceeds or distributions thereof);

(8)            Liens to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under this Indenture, to the extent such Liens relate only to assets and properties of Foreign Subsidiaries or the Equity Interests in such Foreign Subsidiaries;

(9)            Liens on the Capital Stock of any Unrestricted Subsidiary or any Permitted Joint Venture granted by the Company or any Restricted Subsidiary to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or Permitted Joint Venture;

(10)          Liens existing on the date of this Indenture, other than Liens securing Indebtedness and other obligations incurred pursuant to Section 4.09(b)(i) hereof;

(11)          Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than 30 days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(12)          Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(13)          survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of- way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(14)          [intentionally omitted];

(15)          Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

 (a)            the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

 (b)            the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(16)          Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(17)          filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(18)          bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(19)          Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(20)          Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)          grants of software and other technology and intellectual property licenses in the ordinary course of business;

(22)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(23)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(24)          Liens in favor of the Company or any of the Guarantors;

(25)          Liens on cash collateral or Cash Equivalents for letters of credit and/or bank guarantees permitted under Section 4.09(b)(xix) hereof, not to exceed 105% of the face amount thereof; provided that the aggregate book value of the assets encumbered by all Liens permitted by this clause (25) shall not exceed $10.0 million in the aggregate at any one time outstanding;

(26)          Liens arising under this Indenture in favor of the Trustee for its own benefit and similar Lien in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture; provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(27)          Liens to secure Additional Notes permitted to be incurred under Section 4.09(b)(iii) hereof and Note Guarantees related thereto (together with any Indebtedness incurred to extend, refinance, renew, replace, defease or refund such Indebtedness); provided such Liens shall be subject to the Intercreditor Agreement;

(28)          [Intentionally Omitted]; and

(29)          Liens to secure Indebtedness permitted to be incurred pursuant to Section 4.09(b)(xxii), provided such Liens are subject to the Intercreditor Agreement.

“Permitted Prior Liens” means:

(1)            Liens described in clause (1) of the definition of “Permitted Liens;”

(2)            Liens described in clauses (4), (5), (7), (10), (16), (18), (19), (20) and (26) of the definition of “Permitted Liens;” and

(3)            Permitted Liens that arise by operation of law and are not voluntarily granted, to the extent entitled by law to priority over the Liens created by the Priority Lien Security Documents or the Security Documents.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company (the “Refinanced Indebtedness”), provided that:

(1)            the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued and unpaid interest on or accrued and unpaid dividends on the Refinanced Indebtedness, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith) (or, if such Permitted Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing for a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement);

(2)            such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than or equal to the shorter of (a) 91 days following the Stated Maturity or (b) the final maturity or redemption date as applicable, of the Refinanced Indebtedness;

(3)            such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is no shorter than the Weighted Average Life to Maturity of the portion of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(4)            if the Refinanced Indebtedness is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Refinanced Indebtedness;

(5)            such Indebtedness is incurred either by the Company or by the Restricted Subsidiary of the Company that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged (or by any Person that was required by the documents governing such Indebtedness to guarantee such Indebtedness); and

(6)            the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable at the option of the obligor thereof or is redeemable or prepayable only with notice, in which case such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable or prepayable or such notice period lapses and then shall be used to refinance the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be redeemed, refinanced replaced, defeased, discharged, refunded or otherwise retired for value within 120 days of the incurrence of the Permitted Refinancing Indebtedness.

Notwithstanding the foregoing, (i) any Indebtedness incurred under Credit Facilities (other than to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Legacy Notes prior to the Stated Maturity of Legacy Notes) shall be subject to the refinancing provision of the definition of Credit Facilities and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness, and (ii) any Senior Indebtedness incurred, subject to the limitations set forth in Section 4.09, to redeem, refinance, replace, defease, discharge, refund or otherwise retire for value the Legacy Notes prior to the Stated Maturity of Legacy Notes provided that such Senior Indebtedness, except in the case of Additional Notes (which may have a Stated Maturity date equal to the Stated Maturity date of the Notes), have a Stated Maturity date at least 90 days after the Stated Maturity date of the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Physical Note” means a Note (other than a Global Note) that is represented by a certificate substantially in the form set forth in Exhibit A, registered in the name of the Holder of such Note and duly executed by the Company and authenticated by the Trustee.

“Priority Lien” means a Lien granted by a Priority Lien Security Document to the Priority Lien Collateral Agent, at any time, upon any property of the Company or any other Guarantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date, the maximum aggregate principal amount of Indebtedness permitted to be incurred by clause (1) of the definition of Permitted Debt. For purposes of this definition, all letters of credit will be valued at the face amount thereof, whether or not drawn.

“Priority Lien Collateral Agent” means PNC, in its capacity as Collateral Agent under the Priority Lien Security Documents, together with its successors in such capacity.

“Priority Lien Debt” means:

(1)            Indebtedness of the Company under the Credit Agreement that was permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Credit Agreement obtained an Officers’ Certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(2)            Indebtedness of the Company under any other Credit Facility that is secured equally and ratably with the Credit Agreement by a Priority Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (2), that:

 (a)            on or before the date on which such Indebtedness is incurred by the Company, such Indebtedness is designated by the Company, in an Officers’ Certificate delivered to each Priority Lien Representative, the Priority Lien Collateral Agent and the Collateral Agent, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Second Lien Debt and Priority Lien Debt;

 (b)            such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

 (c)            all requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Priority Lien Collateral Agent’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Company delivers to the Priority Lien Collateral Agent and the Collateral Agent an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

“Priority Lien Documents” means the Credit Agreement and any other Credit Facility pursuant to which any Priority Lien Debt is incurred and the Priority Lien Security Documents.

“Priority Lien Obligations” means the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, including without limitation the “Secured Obligations” as such term is defined in the Priority Lien Security Documents as of the date of this Indenture.

“Priority Lien Representative” means (1) the Credit Agreement Agent or (2) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the Priority Lien Security Documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt and who has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement.

“Priority Lien Security Documents” means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security documents, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any other Guarantor creating (or purporting to create) a Priority Lien upon collateral in favor of the Priority Lien Collateral Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Company’s Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Company’s Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Company’s Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Company’s board of directors or a duly authorized committee thereof, statute, contract or otherwise).

“Redemption Date” means, with respect to any Note, the date on which such Note is redeemed pursuant to this Indenture.

“Redemption Notice” means that notice delivered by the Company pursuant to this Indenture to a holder whose Notes are being redeemed. A Redemption Notice will be delivered at least 30 but no more than 60 days before the Redemption Date to each holder of Notes to be redeemed at its registered address, except that such Redemption Notice may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture. A Redemption Notice, including, without limitation, issued upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. If any Note is to be redeemed in part only, the Redemption Notice that relates to that Note will state the portion of that Note that is to be redeemed.

“Reference Property” means the kind and amount of stock, or other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to any (i) recapitalization, reclassification, or change of the Company’s Common Stock (other than changes resulting from a subdivision or combination), (ii) any consolidation, merger, or combination involving us, (iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and its subsidiaries substantially as an entirety, or (iv) any statutory share exchange would have owned or been entitled to receive upon such transaction.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on the fifteenth (15th) calendar day preceding such Interest Payment Date.

“Reporting Default” means the failure by the Company for 180 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions described in Section 4.03 hereof.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rights Offering” means the granting of a right to all holders of the Company’s Common Stock to participate in an offering pursuant to which each holder shall have the right to subscribe for its pro rata share (with over-subscription rights) of up to $50 million in Notes, issued at par, or Common Stock issued at $2.57 per share.

“Sale of Collateral” means any Asset Sale involving a sale or other disposition of Collateral.

“Scheduled Trading Day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which the Company’s Common Stock is listed or admitted for trading. If the Company’s Common Stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

“SEC” means the Securities and Exchange Commission.

“Second Lien” means a Lien granted by a Security Document to the Collateral Agent for the benefit of the Second Lien Secured Parties, at any time, upon any property of the Company or any other Guarantor to secure Second Lien Obligations.

“Second Lien Debt” means, collectively, (i) the Notes and (ii) any Indebtedness secured on a pari passu basis to the Initial Notes permitted to be incurred under Section 4.09(b)(xxii).

“Second Lien Documents” means, collectively, the Note Documents and the Security Documents (other than any security documents that do not secure Second Lien Obligations).

“Second Lien Obligations” means Second Lien Debt and all other Obligations in respect thereof, including, without limitation, the fees and expenses (including attorneys’ fees and expenses) of the Trustee and the Collateral Agent.

“Second Lien Representative” means the Trustee, in its capacity as second lien representative under the Intercreditor Agreement.

“Second Lien Secured Party” means the Holders of the Notes, the Trustee and the Collateral Agent.

“Secured Debt” means Second Lien Debt and Priority Lien Debt.

“Secured Debt Documents” means the Second Lien Documents and the Priority Lien Documents.

“Secured Debt Representative” means the Second Lien Representative and each Priority Lien Representative.

“Secured Obligations” means Second Lien Obligations and Priority Lien Obligations.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Intercreditor Agreement, each Lien Sharing and Priority Confirmation, and all security documents, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Guarantor creating (or purporting to create) a Second Lien upon Collateral in favor of the Collateral Agent for the benefit of the Second Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described in Section 5.3 of the Intercreditor Agreement.

“Senior Indebtedness” means the Priority Lien Debt, the Second Lien Debt, and any other Indebtedness expressly pari passu in right of payment to the Priority Lien Debt and the Second Lien Debt.

“Series of Priority Lien Debt” means, severally, the Indebtedness outstanding under the Credit Agreement and any other Credit Facility that constitutes Priority Lien Debt.

“Series of Secured Debt” means Second Lien Debt and each Series of Priority Lien Debt.

“Settlement Method” means, with respect to a conversion of Notes, the Physical Settlement, Cash Settlement, or Combination Settlement, as elected (or deemed to have been elected), by the Company.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Specified Dollar Amount” means the cash equal to the maximum cash amount per $1,000 principal amount of Notes to be received upon conversion as specified (or deemed specified) in the notice specifying the Company’s chosen Settlement Method.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the first date it was incurred in compliance with the terms of this Indenture, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that, in the case of debt securities that are by their terms convertible into Capital Stock (or cash or a combination of cash and Capital Stock based on the value of the Capital Stock) of the Company, any obligation to offer to repurchase such debt securities on a date(s) specified in the original terms of such securities, which obligation is not subject to any condition or contingency, will be treated as a Stated Maturity date of such convertible debt securities.

“Subsidiary” means, with respect to any specified Person:

(1)            any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)            any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” has the meaning assigned to it in the preamble to this Indenture.

“Trading Day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in the Company’s Common Stock generally occurs on the NYSE or, if the Company’s Common Stock is not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which the Company’s Common Stock is then listed or, if the Company’s Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Company’s Common Stock is then listed or admitted for trading. If the Company’s Common Stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Treasury Rate” means, as of any redemption date, the yield to maturity as of the earlier of (a) such redemption date or (b) the date on which such Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 15, 2019; provided, however, that if the period from the redemption date to December 15, 2019, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Company.

“Trustee” means UMB Bank, National Association, in its capacity as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)            has total assets, as of the date of designation as an Unrestricted Subsidiary (after giving effect to any Investments made or expected to be made in such Unrestricted Subsidiary), (i) of less than $2.5 million in book value, and (ii) together with all other Unrestricted Subsidiaries, of less than $5.0 million in book value;

(2)            has no Indebtedness other than Non-Recourse Debt;

(3)            except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(4)            is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(5)            has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries (except (a) to the extent such guarantee or credit support would be released upon such designation and (b) for Liens of the type described in clause (9) of the definition of Permitted Liens).

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holder thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) that is at the time entitled to vote, to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)            the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment; by

(2)            the then outstanding principal amount of such Indebtedness.

Section 1.02     Other Definitions.

Term	Defined In Section
“Affiliate Transaction”	4.11
“Alternate Offer”	4.14
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.17
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“incur”	4.09
“Indemnified Party”	7.07
“Interest Payment Date	Exhibit A
“Investment Grade”	4.17
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“Purchase Date”	3.09
“Registrar”	2.03
“Restricted Payments”	4.07
“Reversion Date”	4.17
“Suspended Covenants”	4.17

Section 1.03     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04     Rules of Construction.

Unless the context otherwise requires:

(i)             a term has the meaning assigned to it;

(ii)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)           “or” is not exclusive;

(iv)           “including” is not limiting;

(v)            words in the singular include the plural, and in the plural include the singular;

(vi)           “will” shall be interpreted to express a command;

(vii)          provisions apply to successive events and transactions; and

(viii)         references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2
THE NOTES

Section 2.01            Form and Dating.

(a)            General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)            Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Custodian in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)            Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02            Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or electronic signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the electronic or manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate (i) Initial Notes for original issue in an aggregate principal amount of $[●], and (ii) if issued, any Additional Notes in an aggregate principal amount not to exceed the amount permitted by Section 4.09(b)(iii). An Authentication Order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated. Notwithstanding anything to the contrary in this Indenture, any issuance of Additional Notes after the Issue Date shall be in a principal amount of at least $1,000 and integral multiples of $1,000 in excess of $1,000 and shall not exceed the aggregate principal amount permitted by Section 4.09(b)(iii). The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03            Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the registered Holders of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Notes and to act as Custodian with respect to the Global Notes.

Section 2.04            Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on, the Notes, and will notify the Trustee, in writing, of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. If the Company or a Subsidiary acts as Paying Agent, upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05            Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Company shall otherwise comply with TIA §312(a).

Section 2.06           Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

 (i)            the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

 (ii)           the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

 (iii)          there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered by the Trustee, upon receipt of an Authentication Order, in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Notes also will require compliance with subparagraph (i):

 (i)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)            both:

  (1)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

  (2)            instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)             both:

  (1)            a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

  (2)            instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(c)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(c), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(d)            Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

 (ii)            Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF ION GEOPHYSICAL CORPORATION.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(e)            Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note or Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(f)             General Provisions Relating to Transfers and Exchanges.

 (i)            To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order.

 (ii)            No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)           The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           Neither the Trustee, the Registrar nor the Company will be required:

(A)          to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)           to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)           to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)         [Intentionally omitted.]

(viii)        All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(ix)           Neither the Trustee nor any agent of the Trustee shall have any responsibility for any actions taken or not taken by the Depository.

(x)            The Trustee shall have no responsibility or obligation to any Participant or Indirect Participant or any other Person with respect to the accuracy of the books or records, or the acts or omissions, of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant or Indirect Participant or other Person (other than the Depository) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the customary procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Participants or Indirect Participants or any other Person.

(xi)           The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or Indirect Participants in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07           Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, security or an indemnity satisfactory to the Trustee or the Company, as applicable, must be supplied by the Holder to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Holder must also provide the Trustee any other documents (including a lost note affidavit) that the Trustee may request. The Company and/or the Trustee may charge for its expenses in replacing a Note.

If, after delivery of such new Note, a protected purchaser of the predecessor Note presents for payment, transfer or exchange such replaced Note, the Company, the Trustee, any Agent and any authenticating agent shall be entitled to recover such new Note from the Person to whom it was delivered or any Person taking therefrom, and shall be entitled to recover upon the security or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company, the Trustee, any Agent and any authenticating agent in connection therewith.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08           Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09           Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee receives an Officers’ Certificate from the Company that such Notes are so owned will be so disregarded. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons, and the Trustee shall be entitled to accept and rely upon such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any determination.

Section 2.10           Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will, upon receipt of an Authentication Order, authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11           Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes in its customary manner. Certification of the destruction of all canceled Notes will be delivered to the Company upon its written request therefor. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12           Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13           Series A Preferred Stock.

(a)           The Company will issue one (1) share of Series A Preferred Stock (the “Series A Preferred Stock”) to be held in Trust by the Trustee on behalf of Holders to (i) provide certain rights and protections to the holders of the Notes and (ii) allow, under certain circumstances detailed below, the Holders to vote on an “as-converted” basis. The Trustee shall take direction from Holders of fifty and one-tenth percent (50.1%) of the Notes for any action requiring the consent of the holders of the Series A Preferred Stock or each act on which the Holder of the Series A Preferred Stock is entitled to vote.

(b)           Following a Default or Event of Default under this Indenture, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company as a single class and having voting power equal to the number of shares of Common Stock of the Company issuable upon the conversion of the Notes.

(c)           At all times when the Common Stock is entitled to vote thereon, the Series A Preferred Stock shall be entitled to vote with the Common Stock of the Company as a single class and having voting power equal to the number of shares of Common Stock of the Company issuable upon the conversion of the Notes for any transaction: (a) modifying, amending, supplementing, or waiving any provision of the Company’s organizational documents or (b) entering into any merger, consolidation, sale of all or substantially all of the assets of the Company, or other business combination transaction.

(d)           The holder of the Series A Preferred Stock shall have the right to appoint two (2) directors to the Board, both of whom shall be independent.

(e)           One (1) share of Series A Preferred Stock shall (i) rank pari passu in respect of voting rights with respect to the Common Stock of the Company, (ii) have a liquidation preference equal to $1.00, (iii) not produce preferred dividends or ordinary dividends, (iv) not be transferable, except to a successor Trustee under the terms of this Indenture, and (vi) not be granted registration rights. The Series A Preferred Stock shall be governed in all respects by the laws of the State of Delaware.

(f)            The Series A Preferred Stock may be redeemed by the Company upon the exercise into Common Stock of, in the aggregate, seventy-five percent (75%) or more of the Notes that were issued on the Issue Date. The redemption price shall be $1.00.

(g)           The Trustee is not obligated to solicit the consent or request the approval of the Holders to requests or actions pursuant to Series A Preferred Stock. A consent solicitation agent appointed by the Company will solicit such vote and will provide to the Holders notice of such requests or actions and a ballot to vote to consent or approve or deny the action with instructions to return such ballot to it. The Trustee shall then act in accordance with the direction of a majority of Holders of the outstanding Series A Preferred Stock, as calculated by the consent solicitation agent. The Trustee shall have no liability for any failure to act resulting from the late return of, or failure to return, any proxy sent by the Company or consent solicitation agent to the Holders.

ARTICLE 3
REDEMPTION AND PREPAYMENT

Section 3.01           Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:

(i)             the clause of this Indenture pursuant to which the redemption shall occur;

(ii)            the redemption date;

(iii)           the principal amount of Notes to be redeemed; and

(iv)          the redemption price.

Section 3.02           Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Company will select Notes for redemption or purchase on a pro rata basis or, in the case of Global Notes, based on a method as DTC may require unless otherwise required by law or applicable stock exchange or depositary requirements.

The Company will promptly notify the Trustee in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03           Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will send or cause to be sent, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 12 hereof. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The notice will identify the Notes to be redeemed and will state:

(i)             the redemption date;

(ii)            the redemption price;

(iii)           if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(iv)          the name and address of the Paying Agent for purposes of the redemption;

(v)           that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi)          that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)         the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)        that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior (unless a shorter time shall be acceptable to the Trustee) to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04           Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become due and payable on the redemption date at the redemption price, unless the redemption is subject to a condition precedent that is not satisfied or waived.

Section 3.05           Deposit of Redemption or Purchase Price.

At least one Business Day prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest on all Notes to be redeemed or purchased on that date and to pay any amounts owing to the Trustee and the Collateral Agent. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, accrued interest on all Notes to be redeemed or purchased and to pay any amounts owing to the Trustee and the Collateral Agent.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or accepted for purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or tendered for purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06           Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07           Optional Redemption.

(a)            At any time prior to December 15, 2023, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date. The Company shall calculate the Applicable Premium prior to the applicable redemption date and deliver an Officers’ Certificate to the Trustee setting forth the Applicable Premium and showing the calculation thereof in reasonable detail.

(b)           On or after December 15, 2023, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to the applicable date of redemption subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08           Mandatory Redemption.

Except as set forth below under Sections 4.10 and 4.14 hereof, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of Holders of the Notes.

Section 3.09           Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of Second Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets. The Asset Sale Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other Second Lien Debt (on a pro rata basis based on the principal amount of Notes and such other Second Lien Debt surrendered, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Second Lien Debt tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(i)             that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(ii)            the Offer Amount, the purchase price and the Purchase Date;

(iii)           that any Note not tendered or accepted for payment will continue to accrue interest;

(iv)          that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(v)           that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in denominations of $1,000 or an integral multiple of $1,000 in excess thereof;

(vi)          that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii)         that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes and other Second Lien Debt surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other Second Lien Debt to be purchased on a pro rata basis based on the principal amount of Notes and such other Second Lien Debt surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or an integral multiple of $1,000 in excess thereof, will be purchased); and

(ix)           that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS

Section 4.01           Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

Section 4.02           Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03           Reports.

(a)            Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(i)            all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(ii)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, the Company will file a copy of each of the reports referred to in clauses (i) and (ii) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. The Company will at all times comply with TIA §314(a).

If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

(b)           If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by paragraph (a) of this Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)           [For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, the Company and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.]

(d)           Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Section 4.04          Compliance Certificate.

(a)           The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year (beginning with the fiscal year ending on December 31, 2021), an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)           So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05           Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06           Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07           Restricted Payments.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)            declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(ii)            purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(iii)           make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries) or (excluding (A) the purchase, redemption, defeasance, repurchase or other acquisition or retirement for value of such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, and (B) a payment of interest or principal at the Stated Maturity thereof); or

(iv)          make any Restricted Investment (all such payments and other actions set forth in these clauses (i) through (iv) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A)         no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B)          the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(C)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (xiv) of paragraph (b) of this Section 4.07), is less than the sum, without duplication, of:

(1)           50% of the Consolidated Net Income of the Company for the period (taken as one accounting period from the quarter preceding the Issue Date to the last day of the Company’s last fiscal quarter ending prior to the Restricted Payment for which internal financial statements are in existence at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)           100% of the aggregate net cash proceeds and the Fair Market Value of any Capital Stock of Persons engaged in a Permitted Business or any other assets that are used or useful in a Permitted Business in each case received by the Company after the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock); plus

(3)           (a) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash (other than to the Company or any of its Restricted Subsidiaries) or otherwise canceled, liquidated or repaid for cash, the cash return of capital to the Company or any of its Restricted Subsidiaries with respect to such Restricted Investment resulting from such sale, liquidation or repayment (less the out-of-pocket cost of any such disposition, if any) and (b) the net reduction in Restricted Investments resulting from repayments of loans or advances or other transfers of assets in each case to the Company or any Restricted Subsidiary from any Person (including without limitation, Unrestricted Subsidiaries) and any dividends received in cash by the Company or a Restricted Subsidiary of the Company from an Unrestricted Subsidiary of the Company (to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period); plus

(4)           the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any such Indebtedness of the Company or its Restricted Subsidiaries into or for Equity Interests (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property (other than such Equity Interests), distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

(5)           to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is redesignated as a Restricted Subsidiary pursuant to the terms of this Indenture or is merged or consolidated with or into, or transfers or otherwise disposes of all or substantially all of its properties or assets to or is liquidated into, the Company or a Restricted Subsidiary, the Fair Market Value of the Company’s Restricted Investment in such Subsidiary (or of the properties or assets disposed of, as applicable) as of the date of such redesignation, merger, consolidation, transfer, disposition or liquidation.

(b)          The provisions of Section 4.07(a) hereof will not prohibit:

(i)            the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(ii)           the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(iv)(C)(2);

(iii)          the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis or on a basis more favorable to the Company or a Restricted Subsidiary;

(iv)          the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(v)           so long as no Default (other than a Reporting Default) or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period; provided, further, that the Company may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve- month period, up to $1.0 million of unutilized capacity under this clause (v) attributable to the immediately preceding twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed:

(A)          the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, the cash proceeds from the sale of Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the date of this Indenture to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Sections 4.07(a)(iv)(C)(2) or Section 4.07(b)(ii) or to an optional redemption of Notes pursuant to Section 3.07 hereof; plus

(B)           the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the date of this Indenture; and

in addition, cancellation of Indebtedness owing to the Company from any current or former officer, director or employee (or any permitted transferees thereof) of the Company or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provisions of this Indenture;

(vi)          the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests;

(vii)         so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company, or any preferred stock of any Restricted Subsidiary of the Company issued on or after the date of this Indenture in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof;

(viii)        payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(ix)           repurchases of Indebtedness that is subordinated in right of payment to the Notes or a Note Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, in connection with any Change of Control Offer or Asset Sale Offer required by the terms of such Indebtedness, but only if:

(A)          in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under Section 4.14 hereof; or

(B)           in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with Sections 3.09 and 4.10 hereof;

(x)           [Intentionally Omitted];

(xi)          [Intentionally Omitted];

(xii)         declaration and payment of distributions effecting “poison pill” rights plans provided that any securities or rights so distributed have a nominal fair market value at the time of declaration;

(xiii)        so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, (i) Restricted Investments (other than an Investment in an Unrestricted Subsidiary) in an aggregate amount not to exceed $5.0 million at any one time outstanding and (ii) other Restricted Payments in an aggregate amount not to exceed $1.0 million in the case of clause (i) hereof, after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this Section 4.07(b)(xiv) as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this Section 4.07(b)(xiii)); provided, however, that if this Section 4.07(b)(xiii) is used to make an Investment in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of Permitted Investments and shall cease to have been made pursuant to this Section 4.07(b)(xiii) for so long as such Person continues to be a Restricted Subsidiary; and

(xiv)        the repurchase, redemption, defeasance or other acquisition or retirement for value of any Legacy Notes on the date of this Indenture in connection with the Exchange Offer or any time thereafter.

(c)           The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined, in the case of amounts in excess of $25.0 million, by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee.

(d)           For purposes of this Section 4.07, a contribution, sale or incurrence will be deemed to be “substantially concurrent” if effected within 120 days before or after such contribution, sale or incurrence, as the case may be.

(e)           For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in Section 4.07(b)(i) through Section 4.07(b)(xiv) above, or as a Permitted Investment or is entitled to be made pursuant to Section 4.07(a), the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.07.

Section 4.08           Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)             pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Company or any of its Restricted Subsidiaries; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of Common Stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(ii)            make loans or advances to the Company or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Company or any of its Restricted Subsidiaries to other Indebtedness incurred by the Company or any of its Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

(iii)          sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)            The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(i)             agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(ii)            this Indenture, the Notes, the Note Guarantees, and the Security Documents;

(iii)          agreements governing other Indebtedness permitted to be incurred by the Company or any Guarantor under Section 4.09 hereof and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the encumbrances or restrictions contained therein are not, in the reasonable good faith judgment of the Chief Executive Officer and the Chief Financial Officer of the Company, materially more restrictive, taken as a whole, than those contained in this Indenture, the Notes and the Note Guarantees;

(iv)          applicable law, rule, regulation or order;

(v)           any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or Subsidiaries of the Person, so acquired (plus improvements and accessions to, such property or proceeds or distributions thereof) and any amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, restatements, modifications, renewals, extensions, supplements, increases, refundings, replacements or refinancings are, in the reasonable good faith judgment of the Chief Executive Officer and Chief Financial Officer of the Company, no more restrictive, taken as a whole, than those in effect on the date of the acquisition; provided, further, that in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(vi)          customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(vii)         purchase money obligations and mortgage financings for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (iii) of Section 4.08(a) hereof;

(viii)        any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(ix)           Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x)            Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi)           provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xii)          restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xiii)        any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired (plus improvements and accessions to, such property or proceeds or distributions thereof) and is not and was not created in anticipation of such acquisition; and

(xiv)        existing under, by reason of or with respect to provisions with respect to any Indebtedness incurred by a Restricted Subsidiary in compliance with Section 4.09 hereof, or any agreement pursuant to which such Indebtedness is issued, if the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by the Board of Directors of the Company) and the Board of Directors of the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to pay interest or principal on the Notes.

Section 4.09           Incurrence of Indebtedness and Issuance of Preferred Stock.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four- quarter period.

(b)           The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i)            the incurrence by the Company and any Guarantor of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and any Guarantor thereunder) not to exceed $75.0 million less (x) the amount of Indebtedness incurred by Foreign Subsidiaries outstanding under clause (xxi) below, and (y) the amount of Indebtedness outstanding under clause (xix) below except to the extent subject to a Lien permitted by item (25) of the definition of “Permitted Liens,” and (z) the amount of Indebtedness outstanding under clause (xx) below;

(ii)           the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iii)          the incurrence by the Company and the Guarantors of Indebtedness represented by (A) the Notes and the related Note Guarantees, to be issued on the date of this Indenture (or to be issued in connection with the Rights Offering) and (B) any Additional Notes and related Note Guarantees, as the case may be, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iii), provided that the aggregate outstanding principal amount at any time under this clause (iii)(B),shall not exceed an amount equal to $50.0 million, less the aggregate principal amount of any Notes issued in the Rights Offering; and provided, further, that fifty percent (50%) of proceeds raised in excess of $35 million from the Rights Offering and any Additional Notes shall be used to make an offer to repurchase Notes at 100% of the aggregate principal amount thereof;

(iv)          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations (other than Deemed Capitalized Leases), mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (whether through (a) the direct purchase of such assets or (b) the purchase of the Capital Stock of a Person owning such assets (but no other material assets) the result of which is that such Person becomes a Subsidiary of the Company or another Restricted Subsidiary) and related financing costs, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iv), not to exceed $15.0 million at any time outstanding, and in each case at arms-length and on market terms (as determined by an Officer of the Company in such Officer’s reasonable discretion);

(v)           the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) or clauses (ii), (iii), (iv), (v) or (xii) of this Section 4.09(b);

(vi)          the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)            if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor; and

(B)            (1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii)          the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(A)            any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B)            any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (vii);

(viii)         the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business to protect the Company and its Restricted Subsidiaries against bona fide risk arising out of fluctuation in interest rates, currency exchange rates or commodity prices and not for speculative purposes;

(ix)            the guarantee by the Company or any of the Guarantors of Indebtedness of the Company (excluding the guarantee of Indebtedness incurred by a Foreign Subsidiary under clause (xxi) of this Section 4.09(b)) or a Restricted Subsidiary of the Company and the guarantee by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary, in each case, to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Note Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(x)             the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations and bankers’ acceptances in the ordinary course of business;

(xi)            the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(xii)           the incurrence by the Company or any of the Restricted Subsidiaries of Permitted Acquisition Indebtedness;

(xiii)          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by this Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xiv)         the incurrence by the Company or any Restricted Subsidiary of Indebtedness provided that sufficient net proceeds thereof are promptly deposited to defease or satisfy all of the Notes as described in Articles 8 or 12 hereof;

(xv)          the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(xvi)         intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries incurred in the ordinary course of business in connection with cash pooling or other cash management arrangements;

(xvii)        the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal, reimbursement and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for borrowed money);

(xviii)       [Intentionally Omitted];

(xix)          letters of credit and/or bank guarantees issued in the ordinary course of business by a financial institution other than a lender or Affiliate of a lender under the Credit Agreement if the Company has reasonably determined that neither such lender or Affiliate is able to issue such letter of credit or bank guaranty, up to a maximum total for all such letters of credit at any one time outstanding of the lesser of (x) $10.0 million and (y) the difference between $85.0 million and the amount incurred and outstanding under clauses (i) and (xix) of this Section 4.09(b);

(xx)           the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (excluding Second Lien Debt and Indebtedness of the type described in clause (b)(iii)) or the issuance by the Company of additional Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xx), not to exceed of the lesser of (x) $25.0 million and (y) the difference between $75.0 million and the amount incurred and outstanding under clauses (i) and (xx) of this Section 4.09(b);

(xxi)          the incurrence of Indebtedness by Foreign Subsidiaries in an aggregate amount not to exceed $25.0 million; and

(xxii)         the incurrence of Indebtedness secured on a pari passu or junior priority basis to the Notes, in an aggregate principal amount outstanding equal to the amount of Notes redeemed on or prior to the date of such incurrence.

For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b)(i) through Section 4.09(b)(xxii) above, or is entitled to be incurred pursuant to Section 4.09(a), the Company will be permitted to divide, classify and reclassify such item of Indebtedness on the date of its incurrence, or later redivide or reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under this Indenture will be deemed to have been incurred on such date in reliance on the exception provided by Section 4.09(b)(i). The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)            the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)            the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)           in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)           the Fair Market Value of such assets at the date of determination; and

(b)           the amount of the Indebtedness of the other Person.

Section 4.10	Asset Sales.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)             the Company or any of its Restricted Subsidiaries (as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)            at least 85% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiaries (measured as of the date of the definitive agreement with respect to such Asset Sale) and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(A)          any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are forgiven or assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary or indemnifies against further liability;

(B)           any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(C)           any stock or assets of the kind referred to in Section 4.10(b)(ii) or (iv) hereof;

(D)          accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable do not have a payment date greater than 90 days from the date of the invoices creating such accounts receivable and are not past due; and

(E)           Indebtedness (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or a Note Guarantee) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale; provided that the Company and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of Sections 4.10(a)(i) and 4.10(a)(ii) above. Notwithstanding the preceding, the 85% limitation referred to above shall be deemed satisfied with respect to any Asset Sale in which the cash or Cash Equivalents portions of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 85% limitation.

(b)            Within 180 days after the receipt of any Net Proceeds from an Asset Sale, other than a Sale of Collateral, the Company or one or more of its Restricted Subsidiaries may at its option apply cash in an amount equal to the amount of such Net Proceeds to any combination of the following:

(i)             to repay (or cash collateralize) (A) Priority Lien Obligations and, (B) to the extent required by the documents governing such Indebtedness, Indebtedness permitted to be incurred pursuant to Section 4.09(b)(iv) hereof, provided that such Indebtedness was incurred for the purpose of financing all or part of the purchase price or cost of the design, construction, installation or improvement of such assets;

(ii)            to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iii)           to make capital expenditures in the Permitted Business, including investments in multi- client data libraries; or

(iv)           to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

The requirement of clause (ii) or (iv) of this Section 4.10(b) shall be deemed to be satisfied if a bona fide binding contract committing to make the investment referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within 180 days following the date such agreement is entered into. Pending the final application of any Net Proceeds, the Company (or any Restricted Subsidiary) may invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)            Within 180 days after the receipt of any Net Proceeds from an Asset Sale that constitutes a Sale of Collateral, the Company (or the Restricted Subsidiary that owned those assets, as the case may be) may at its option apply cash in an amount equal to the amount of such Net Proceeds to any combination of the following: (1) to purchase or invest in other long-term assets that would constitute Collateral; (2) to repay (or cash collateralize) Priority Lien Obligations or (3) to make capital expenditures in the Permitted Business, including investments in multi-client data libraries in each case, comprising Collateral; provided, however, that the aggregate amount of Net Proceeds that may be applied or invested pursuant to clauses (1) through (3) above shall not exceed $25.0 million in the aggregate during any fiscal year.

(d)            All of the Net Proceeds from an Asset Sale that constitutes a Sale of Collateral shall be deposited directly into the Collateral Account; provided, that the Company and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in the Collateral Account except to the extent that the aggregate amount of Net Proceeds from all Asset Sales that constitute a Sale of Collateral which are not held in the Collateral Account exceeds $25.0 million in the aggregate during any fiscal year. Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $1.0 million, the Company may (and when the Excess Proceeds exceeds $10.0 million shall), within five days thereof, to the extent permitted by the Intercreditor Agreement and the Credit Agreement, each as in effect as of the Issue Date, make an Asset Sale Offer to all Holders of Notes and all holders of Second Lien Debt containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase, prepay or redeem the maximum principal amount of Notes and such other Second Lien Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer (or expiration of the offer if no Holder accepts), the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other Second Lien Debt tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and such other Second Lien Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require or a method that most nearly approximates pro rata selection unless otherwise required by law), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer (or expiration of the offer if no holder accepts), the amount of Excess Proceeds will be reset at zero.

(e)            The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11          Transactions with Affiliates.

(a)           The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $1.0 million, unless:

(i)             the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(ii)           the Company delivers to the Trustee:

(A)            with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant; and

(B)             with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Company.

(b)           The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(i)             any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments, awards, grants or issuances pursuant thereto;

(ii)            transactions between or among the Company and/or its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transactions);

(iii)           transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv)           payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries;

(v)           any issuance, dividend or distribution of Equity Interests (other than Disqualified Stock) of the Company to, or receipt of capital contributions from, Affiliates of the Company and the granting of registration rights and other customary rights in connection therewith;

(vi)           Permitted Investments and Restricted Payments that do not violate Section 4.07 hereof;

(vii)          payments to an Affiliate in respect of the Notes or any other Indebtedness of the Company or any Restricted Subsidiary on the same basis as concurrent payments made or offered to be made in respect thereof to non-Affiliates;

(viii)         any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal, advisory or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of Section 4.11(a)(i);

(ix)            loans or advances to employees in the ordinary course of business not to exceed $5.0 million in the aggregate at any one time outstanding;

(x)             transactions with Unrestricted Subsidiaries, joint ventures, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, in the good faith determination of the Company’s Board of Directors or any Officer of the Company involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xi)            transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(xii)           the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the date of this Indenture, as these agreements may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the date of this Indenture will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Holders of the Notes than the terms of the agreements in effect on the date of this Indenture (as conclusively evidenced by a resolution of the Board of Directors of the Company);

(xiii)         transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided that such transaction is not entered into in contemplation of such merger or consolidation);

(xiv)         dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary or joint venture;

(xv)          any transaction where the only consideration paid by the Company or Restricted Subsidiary is Equity Interests of the Company (other than Disqualified Stock); and

(xvi)         (A) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries or joint ventures in the ordinary course of business, except for guarantees of Indebtedness of Unrestricted Subsidiaries in respect of borrowed money, and (B) pledges by the Company or any Restricted Subsidiary of the Company of Equity Interests in Unrestricted Subsidiaries or joint ventures for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries or joint ventures, in each case as permitted by the terms of this Indenture.

Section 4.12	Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Section 4.13	Corporate Existence.

Subject to Article 5 and Section 11.04 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(i)             its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(ii)            the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.14	Offer to Repurchase Upon Change of Control.

(a)            Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(i)             that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes tendered will be accepted for payment;

(ii)            the purchase price and the purchase date, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)           that any Note not tendered will continue to accrue interest;

(iv)           that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)           that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(vii)          that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(b)            Promptly following the expiration of the Change of Control Offer, the Company will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Company will, on the Change of Control Payment Date:

(i)             deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(ii)            deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all of the Notes are then in global form, make such payment through the facilities of DTC), and the Trustee will, upon receipt of an Authentication Order, promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c)            Notwithstanding anything to the contrary in this Section 4.14, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, (2) notice of redemption has been given pursuant to Section 3.07 hereof, and all conditions precedent to such redemption have been satisfied or waived, unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

(d)            Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made.

(e)            In the event that Holders of not less than 90% in aggregate principal amount of the outstanding Notes accept a Change of Control Offer or Alternate Offer and the Company (or any third party making such Change of Control Offer or Alternate Offer in lieu of the Company) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice to the Trustee and the Holders, given not more than 30 days following the purchase pursuant to the Change of Control Offer or Alternate Offer, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date). Any redemption pursuant to this Section 4.14(e) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 4.15	Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Immaterial Subsidiary) or any other Restricted Subsidiary guarantees Indebtedness of the Company or any Domestic Subsidiary in excess of a De Minimis Guaranteed Amount, then such Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel satisfactory to the Trustee within 30 Business Days of the date on which it was acquired or created or on which it Guaranteed such Indebtedness. The form of such supplemental indenture is attached as Exhibit F hereto.

Section 4.16	Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or represent a Permitted Investment under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. In the case of any designation by the Company of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of the Company in accordance with the provisions of this Indenture, such designation shall be deemed to have occurred for all purposes of this Indenture simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (a) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (b) no Default or Event of Default would be in existence following such designation; provided, further, that (i) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent Investment in such Subsidiary at the time of redesignation in an amount (if positive) equal to (x) the Company’s Investment in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer.

Neither the Company nor any Restricted Subsidiary will transfer the ownership of any intellectual property that is material to the Company and its Restricted Subsidiaries taken as a whole to an Unrestricted Subsidiary.

Section 4.17	Covenant Suspension.

(a)            If on any date following the date of this Indenture (i) the Notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” registered under Section 15E of the Exchange Act selected by the Company as a replacement agency) (“Investment Grade”) and (ii) no Default or Event of Default shall have occurred and be continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day and subject to the provisions of the following paragraph, Sections 4.07, 4.08, 4.09, 4.10 (provided that those provisions relating to the Sale of Collateral and the application of the proceeds therefrom shall remain in full force and effect and shall not be suspended), 4.11, 4.16 and 5.01(iv)(A) hereof shall be suspended (collectively, the “Suspended Covenants”).

(b)            During any period that the Suspended Covenants have been suspended as a result of a Covenant Suspension Event, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16 hereof or the second paragraph of the definition of Unrestricted Subsidiary.

(c)             Notwithstanding the foregoing, if on any subsequent date, the Notes cease to maintain Investment Grade ratings, the Suspended Covenants will be reinstituted as of and from the date of such rating decline (a “Reversion Date”). Calculations under the reinstated Section 4.07 will be made as if Section 4.07 had been in effect since the date of this Indenture except that no default will be deemed to have occurred solely by reason of a Restricted Payment made while Section 4.07 was suspended.

(d)            Upon the occurrence of a Covenant Suspension Event or a Reversion Date, the Company shall provide written notice to the Trustee, the Collateral Agent and the Holders, and file with the Trustee an Officers’ Certificate certifying that such suspension or reversion complied with the foregoing provisions.

(e)            The Trustee shall not be responsible or liable for monitoring the ratings of the Notes or otherwise determining or confirming whether any covenants are suspended or reinstituted pursuant to the above or provide notice to the Holders of Notes of any Covenant Suspension Event or Reversion Date.

Section 4.18	Further Assurances; Insurance.

(a)            The Company and each of the other Guarantors shall do or cause to be done all acts and things that may be necessary or desirable, or that the Collateral Agent, acting in accordance with the Intercreditor Agreement, from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Second Lien Secured Parties, duly created and enforceable and perfected Second Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the Notes are issued), in each case, as contemplated by, and with the Lien priority required under, the Second Lien Documents.

(b)            If necessary or desirable or upon the request of the Collateral Agent, acting at the direction of Holders, or any Second Lien Representative, acting in accordance with the Intercreditor Agreement, at any time and from time to time, the Company and each of the other Guarantors shall promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably necessary or desirable to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Second Lien Documents for the benefit of the holders of Second Lien Obligations.

(c)            The Company and the other Guarantors will:

(i)             keep their properties adequately insured at all times by financially sound and reputable insurers;

(ii)            maintain such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including fire and other risks insured against by extended coverage and coverage for acts of terrorism, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by them;

(iii)           maintain such other insurance as may be required by law; and

(iv)           maintain such other insurance as may be required by the Security Documents.

(d)            Upon the request of the Collateral Agent, acting upon the request of Holders, the Company and the other Guarantors shall furnish to the Collateral Agent full information as to their property and liability insurance carriers, certified as true and correct. Holders of Second Lien Obligations, as a class, shall be named as additional insureds, with a waiver of subrogation, on all insurance policies of the Company and the other Guarantors covering the Collateral and the Collateral Agent shall be named as loss payee, with 30 days’ notice of cancellation or material change, on all property and casualty insurance policies of the Company and the other Guarantors covering the Collateral.

Section 4.19	Impairment of Security Interest.

Except as permitted by the Intercreditor Agreement, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Collateral Agent and the other Second Lien Secured Parties, and the Company shall not, and shall not permit any of the Restricted Subsidiaries to, except as permitted under the terms of this Indenture, grant to any Person other than the Collateral Agent, for the benefit of itself, the Trustee and the other Second Lien Secured Parties and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral.

Section 4.20	After-Acquired Property.

Promptly following the acquisition by the Company or any Guarantor of any After-Acquired Property, the Company or such Guarantor shall promptly execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and Opinions of Counsel as shall be reasonably necessary to vest in the Collateral Agent, for the benefit of the Second Lien Secured Parties, a perfected second priority security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of the indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 4.21	Limitation on Layered Indebtedness.

Notwithstanding anything in this Indenture to the contrary, the Company shall not, and will not permit any Guarantor to incur any Indebtedness (including Permitted Debt) that is contractually subordinated either in right of payment or in respect of the grant or the application of proceeds of Collateral to any other Indebtedness of the Company or such Guarantor (including by way of “last out” tranches but excluding the customary waterfall payments among protective advances, swing line advances, advances and Hedging Obligations constituting the same tranche of Priority Lien Debt, such as those set forth in Section 11.5 of the Credit Agreement), unless such Indebtedness is also contractually subordinated in right of payment or in respect of the grant and the application of proceeds of Collateral, as the case may be, to the Notes and the applicable Guarantee on substantially identical terms. For the avoidance of doubt, the foregoing shall not prohibit any Permitted Refinancing of the Credit Agreement with other Priority Lien Debt.

ARTICLE 5
SUCCESSORS

Section 5.01	Merger, Consolidation or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i)             either:

(A)            the Company is the surviving corporation; or

(B)             the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(ii)            the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to supplemental indentures and such joinders to the Security Documents as may be reasonably necessary;

(iii)           immediately after such transaction, no Default or Event of Default exists; and

(iv)           the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (B) have had a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person. This Section 5.01 will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries or to the merger or consolidation of any Restricted Subsidiary with or into the Company or another Restricted Subsidiary. Clauses (iii) and (iv) of this Section 5.01 will not apply to any merger or consolidation of the Company (x) with or into one of its Restricted Subsidiaries for any purpose or (y) with or into an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Section 5.02	Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6
DEFAULTS AND REMEDIES

Section 6.01	Events of Default.

Each of the following is an “Event of Default”:

(i)             default for 30 days in the payment when due of interest on the Notes;

(ii)            default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(iii)           failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 4.07, 4.09, 4.10, 4.14, and 5.01;

(iv)           failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents or (B) failure by the Company for 180 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions of Section 4.03 hereof;

(v)            default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A)            is caused by a failure to pay principal of, premium on, if any, or interest, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B)             results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided, however, if, prior to any acceleration of the Notes, (x) any such Payment Default is cured or waived, (y) any such acceleration is rescinded, or (z) such Indebtedness is repaid within 10 Business Days commencing upon the end of any applicable grace period for such Payment Default or the occurrence of such acceleration, as the case may be, any Default or Event of Default (but not any acceleration of the Notes) caused by such Payment Default or acceleration shall be automatically rescinded, so long as such rescission does not conflict with any judgment, decree or applicable law;

(vi)           failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days;

(vii)          the occurrence of any of the following:

(A)            except as permitted by this Indenture or the Intercreditor Agreement, any Security Document ceases for any reason to be fully enforceable; provided that it will not be an Event of Default under this clause (vii)(A) if the sole result of the failure of one or more security documents to be fully enforceable is that any Second Lien purported to be granted under such Security Documents on Collateral, individually or in the aggregate, having a Fair Market Value of not more than $10.0 million ceases to be an enforceable and perfected second priority Lien, subject only to Permitted Prior Liens;

(B)             any Second Lien purported to be granted under any security document on Collateral, individually or in the aggregate, having a Fair Market Value in excess of $10.0 million ceases to be an enforceable and perfected second priority Lien, subject only to Permitted Prior Liens; or

(C)             the Company or any other Guarantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligations of the Company or any other Guarantor set forth in or arising under any Security Document;

(viii)         the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A)             commences a voluntary case,

(B)             consents to the entry of an order for relief against it in an involuntary case,

(C)             consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)            (I)       makes a general assignment for the benefit of its creditors, or

(E)             generally is not paying its debts as they become due;

(ix)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)            is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B)             appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C)             orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(x)            except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.

Section 6.02     Acceleration.

In the case of an Event of Default set forth in clause (viii) or (ix) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal of, premium on, if any, or interest on the Notes that has become due solely because of the acceleration) have been cured or waived.

Section 6.03     Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04     Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05     Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in liability or expense.

Section 6.06     Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(i)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii)           Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)          such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv)          the Trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(v)          during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07     Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, premium on, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08     Collection Suit by Trustee and Collateral Agent.

If an Event of Default specified in Section 6.01(i) or (ii) hereof occurs and is continuing, the Trustee or the Collateral Agent is authorized to recover judgment (a) in its own name and (b)(i) in the case of the Trustee, as trustee of an express trust or (ii) in the case of the Collateral Agent, as collateral agent on behalf of the Holders, in each case against the Company for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and, to the extent lawful, interest on overdue principal and interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel.

Section 6.09     Trustee May File Proofs of Claim.

The Trustee or the Collateral Agent is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Collateral Agent, and in the event that the Trustee or the Collateral Agent shall consent to the making of such payments directly to the Holders, to pay to the Trustee or the Collateral Agent, as applicable, any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their respective agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Collateral Agent to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10     Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee, the Collateral Agent and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: subject to the Intercreditor Agreement, to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11     Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Collateral Agent, as the case may be, for any action taken or omitted by it as a Trustee or the Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Collateral Agent, as the case may be, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7
TRUSTEE

Section 7.01     Duties of Trustee.

(a)     If an Event of Default of which a Responsible Officer of the Trustee has written notice has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)     Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has written notice:

(i)            the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein).

(c)            The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, in each case as determined by a court of competent jurisdiction pursuant to a final and non-appealable decision, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)           the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction in a final and non-appealable decision that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)          the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it from the Company or a majority of Holders (or such other lower or greater amount required under the Note Documents) in accordance with the Note Documents.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Article 7.

(e)            No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights or powers under this Indenture at the request of any Holder, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any cost, loss, liability or expense.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02           Rights of Trustee.

(a)            The Trustee may conclusively rely upon and shall be fully protected in acting upon any document believed by it to be genuine (whether in original or facsimile form) and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document and may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein.

(b)            Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. As to any fact or matter the manner of ascertainment of which is not specifically described herein, the Trustee shall be entitled to receive and may for all purposes hereof conclusively rely on a certificate, signed by an officer of any duly authorized Person, as to such fact or matter, and such certificate shall constitute full protection to the Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys, custodian, nominees and agents and will not be responsible for the misconduct or negligence of, or for the supervision of, any attorneys, custodian, nominees or agent appointed with due care.

(d)            The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture or any other Note Document.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture or any other Note Document at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities, costs and expenses that might be incurred by it in compliance with such request or direction.

(g)           The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to the Note Documents.

(h)           The Company shall provide prompt written notice to the Trustee of any change to its fiscal year (it being expressly understood that the failure to provide such notice to the Trustee shall not be deemed a Default or Event of Default under this Indenture).

(i)           The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of any event which is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. For purposes of any determination as to whether a Responsible Officer of the Trustee shall be deemed to have actual knowledge of any of the foregoing events, the Trustee shall have no obligation to inquire into, or investigate as to, the occurrence of any such event.

(j)             The permissive or discretionary rights of the Trustee enumerated herein shall not be construed as duties.

(k)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l)            The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by (i) the Trustee in each of its capacities (including as an Agent) hereunder and under the Note Documents and (ii) the entity serving as the Trustee in each of its capacities hereunder and in each of its capacities as under any other Note Document or any related document whether or not specifically set forth therein, and each agent, custodian and other Person employed to act hereunder or thereunder; provided that during an Event of Default only the Trustee, and not any Agent or agent, shall be subject to the prudent person standard. The foregoing shall survive the resignation or removal of the Trustee, Agent, agent or other Person and the satisfaction and discharge of the Indenture.

(m)          The Trustee shall not be bound to make any investigation into (i) the performance or observance by the Company or any other Person of any of the covenants, agreements or other terms or conditions set forth in the Note Documents or in any related document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of any Note Document, any related document or any other agreement, instrument or document, (iii) the creation, perfection or priority of any Lien purported to be created by this any Note Document or any related document, (iv) the value or the sufficiency of any Collateral or (v) the satisfaction of any condition set forth in any Note Document or any related document.

(n)           The Trustee shall not have any duty or responsibility in respect of (i) any recording, filing, or depositing of this Indenture, any other Note Document or any other agreement or instrument, monitoring or filing any financing statement or continuation statement evidencing a security interest, the maintenance of any such recording, filing or depositing or to any re-recording, re-filing or re-depositing of any thereof, or otherwise monitoring the perfection, continuation of perfection or the sufficiency or validity of any security interest in or related to the Collateral, (ii) the acquisition or maintenance of any insurance or (iii) the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the Collateral.

(o)          Each Holder, by its acceptance of a Note hereunder, represents that it has, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it has deemed appropriate, made its own investment decision in respect of the Notes. Each Holder also represents that it will, independently and without reliance upon the Trustee or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Indenture and in connection with the Notes. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Trustee hereunder, the Trustee shall not have any duty or responsibility to provide any Holder with any other information concerning the Company or any other parties to any related documents which may come into the possession of the Trustee or any of its officers, directors, employees, agents, representatives or attorneys-in-fact.

(p)           If the Trustee requests instructions from the Company or the Holders with respect to any action or omission in connection with any Note Document, the Trustee shall be entitled (without incurring any liability therefor) to refrain from taking such action and continue to refrain from acting unless and until the Trustee shall have received written instructions from the Company or the requisite percentage of Holders of the aggregate principal amount of the then outstanding Notes, as applicable, with respect to such request.

(q)          In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Law”), the Trustee is required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Trustee. Accordingly, each of the parties and each Holder agrees to provide to the Trustee upon its request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee to comply with Applicable Law.

(r)            In no event shall the Trustee be liable for any failure or delay in the performance of its obligations under any Note Document or any related documents because of circumstances beyond the Trustee’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, pandemic, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by the Note Documents or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Trustee’s control whether or not of the same class or kind as specified above.

(s)            The Trustee shall not be liable for failing to comply with its obligations under any Note Document in so far as the performance of such obligations is dependent upon the timely receipt of instructions and/or other information from any other person which are not received or not received by the time required.

(t)            The Trustee shall be fully justified in failing or refusing to take any action under any Note Document or any other related document if such action (A) would, in the reasonable opinion of the Trustee, in good faith (which may be based on the advice or opinion of counsel), be contrary to applicable law, any Note Document or any other related document, or (B) is not provided for in the Note Documents or any other related document.

(u)            The Trustee shall not be required to take any action under any Note Document or any related document if taking such action (A) would subject the Trustee to a tax in any jurisdiction where it is not then subject to a tax, or (B) would require the Trustee to qualify to do business in any jurisdiction where it is not then so qualified.

(v)            In no event shall the Trustee be liable for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(w)           To secure the obligations owed to the Trustee hereunder, the Trustee shall have a lien prior on all money or property held or collected by it in its capacity as Trustee, and may withhold or set-off any amounts due and owing to it under this Indenture from any money or property held or collected by it in its capacity as Trustee.

(x)            To the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(y)     Neither the Trustee nor the Collateral Agent shall be under any obligation to insure any of the Collateral or any certificate, note, bond or evidence in respect thereof, or to require any other Person to maintain any such insurance and neither shall be responsible for any loss, expense or liability which may be suffered as a result of any assets comprised in the Collateral being uninsured or inadequately insured.

Section 7.03     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05     Notice of Defaults.

If a Default or Event of Default occurs and is continuing and a Responsible Officer of the Trustee receives written notice of the same, the Trustee shall send to Holders of Notes, with a copy to the Collateral Agent, a notice of the Default or Event of Default within 90 days after it occurs or within 15 Business Days after it received written notice, if later than 90 days after occurrence. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06    Reports by Trustee to Holders of the Notes.

(a)     Within 60 days after each November 15 beginning with the November 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee will also transmit by mail all reports as required by TIA §313(c).

(b)     A copy of each report at the time of its mailing to the Holders of Notes will be mailed by the Trustee to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Company will promptly notify the Trustee, in writing, when the Notes are listed on any stock exchange or of any delisting thereof.

Section 7.07     Compensation and Indemnity.

(a)     The Company will pay to the Trustee and the Collateral Agent (and together with their respective officers, directors, employees, representatives, attorneys and agents, the “Indemnified Parties”, and each, an “Indemnified Party”) from time to time such compensation as agreed to in a separate fee agreement for its acceptance of this Indenture, the Security Documents and services related thereto, hereunder and thereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company and the Guarantors, on a joint and several basis, will reimburse each Indemnified Party promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include, but are not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and the reasonable compensation, costs disbursements and expenses of each Indemnified Party’s agents and counsel.

(b)     The Company and the Guarantors will indemnify, defend and hold harmless, on a joint and several basis, each Indemnified Party against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or the other Note Documents, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties under the Note Documents, except to the extent any such loss, liability or expense may be attributable to its gross negligence or willful misconduct as proven in a court of competent jurisdiction in a final and non-appealable decision. An Indemnified Party will notify the Company promptly of any claim for which it may seek indemnity. Failure by an Indemnified Party to so notify the Company will not relieve the Company or any of the Guarantors of their obligations hereunder. The Company or such Guarantor will defend the claim and the subject Indemnified Party will cooperate in the defense. An Indemnified Party may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld and neither the Company nor any Guarantor may agree to any settlement without consent of the Indemnified Parties, which consent will not be unreasonably withheld.

(c)     The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the termination of the Note Documents or earlier resignation or removal of the Trustee or any Agent, as applicable.

(d)     To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, each Indemnified Party will have a Lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as trustee, or the Collateral Agent, in its capacity as collateral agent, except, in the case of the Trustee, that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture or earlier resignation or removal of the Trustee.

(e)     When an Indemnified Party incurs expenses or renders services after an Event of Default specified in clause (vii) or (viii) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)      The Trustee will comply with the provisions of TIA §313(b)(2) to the extent applicable.

Section 7.08     Replacement of Trustee.

(a)     A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by providing 30 days’ notice to the Trustee and the Company in writing. The Company may remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.10 hereof;

(ii)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)          a custodian or public officer takes charge of the Trustee or its property; or

(iv)          the Trustee becomes incapable of acting.

(c)     If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)      A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders.

The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09     Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10     Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11     Preferential Collection of Claims Against Company.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

Section 7.12     Collateral Agent.

References to the Trustee in Sections 7.01(b) through (f) (“Duties of Trustee”), 7.02 (“Rights of Trustee”), 7.03 (“Individual Rights of Trustee”), 7.04 (“Trustee’s Disclaimer”), 7.07 (“Compensation and Indemnity”), 7.08 (“Replacement of Trustee”) and 7.09 (“Successor Trustee by Merger, etc.”) shall be read to apply to the Collateral Agent and the Security Documents, mutatis mutandis, in addition to this Indenture; provided that the Collateral Agent’s standard of care of gross negligence or willful misconduct shall not be affected or changed after the occurrence and during the continuation of an Event of Default. The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture, including the right to be indemnified, shall apply to the Collateral Agent, whether it is acting under this Indenture or the Security Documents, and shall be enforceable by the Collateral Agent. Each Holder of Notes, by its acceptance of the Notes (a) consents to the terms of the Note Documents, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Note Documents and (c) authorizes and instructs the Collateral Agent, on behalf of each Holder of Notes to enter into the Note Documents.

Section 7.13     Separate Trustees and Co-Trustees

(a)     Notwithstanding any other provisions hereof, at any time, for the purpose of meeting legal requirements applicable to it in the performance of its duties hereunder, the Trustee shall have the power to, and shall execute and deliver all instruments to, appoint one or more Persons to act as separate trustees or co-trustees hereunder of any portion of the Collateral subject to this Indenture, and any such Persons shall be such separate trustee or co-trustee, with such powers and duties consistent with this Indenture as shall be specified in the instrument appointing such Person. If the Trustee shall request the Company to do so, the Company shall join with the Trustee in the execution of such instrument, but the Trustee shall have the power to make such appointment without making such request. A separate trustee or co-trustee appointed pursuant to this Section 7.13 need not meet the eligibility requirements of Section 7.10. No trustee hereunder shall be personally liable because of any act or omission of any other trustee hereunder and any appointed separate or co-trustee hereunder shall not be deemed an agent of the appointing trustee.

(b)    Every separate trustee and co-trustee shall, to the extent not prohibited by law, be subject to the following terms and conditions:

(i)            the rights, powers, duties and obligations conferred or imposed upon such separate or co- trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate or co-trustee jointly, as shall be provided in the appointing instrument, except to the extent that under any law of any jurisdiction in which any particular act is to be performed any nonresident trustee shall be incompetent or unqualified to perform such act, in which event such rights, powers, duties and obligations shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee;

(ii)            all powers, duties, obligations and rights conferred upon the Trustee, in respect of the custody of all cash deposited hereunder shall be exercised solely by the Trustee; and

(iii)          the Trustee may at any time by written instrument accept the resignation of or remove any such separate trustee or co-trustee, and, upon the request of the Trustee, the Company shall join with the Trustee in the execution, delivery and performance of all instruments and agreements necessary or proper to make effective such resignation or removal, but the Trustee shall have the power to accept such resignation or to make such removal without making such request. A successor to a separate trustee or co-trustee so resigning or removed may be appointed in the manner otherwise provided herein.

(c)     Such separate trustee or co-trustee, upon acceptance of such trust, shall be vested with the estates or property specified in such instruments, jointly with the Trustee, and the Trustee shall take such action as may be necessary to provide for (i) the appropriate interest in the Collateral to be vested in such separate trustee or co- trustee and (ii) the execution and delivery of any transfer documentation or bond powers that may be necessary to give effect to the transfer of the Lien hereof to the co-trustee. Any separate trustee or co-trustee may, at any time, by written instrument constitute the Trustee, its agent or attorney-in-fact with full power and authority, to the extent permitted by law, do all acts and things and exercise all discretion authorized or permitted by it, for and on behalf of it and in its name. The Trustee shall not be responsible for any action or inaction of any separate trustee or co-trustee. If any separate trustee or co-trustee shall be dissolved, become incapable of acting, resign, be removed or die, all the estates, property, rights, powers, trusts, duties and obligations of said separate trustee or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee, without the appointment of a successor to said separate trustee or co-trustee, until the appointment of a successor to said separate trustee or co-trustee is necessary as provided in this Indenture.

(d)     Any notice, request or other writing, by or on behalf of any Holder, delivered to the Trustee shall be deemed to have been delivered to all separate trustees and co-trustees.

(e)    [Intentionally Omitted.]

(f)     No appointment of a separate trustee or co-trustee pursuant to this Section 7.13 shall relieve the Trustee of any of its obligations, duties or responsibilities hereunder in any way or to any degree.

ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02     Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, at the written request and sole expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(i)            the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(ii)           the Company’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(iii)          the rights, powers, trusts, duties, indemnities and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith; and

(iv)          this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03     Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20 hereof and clause (iv) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01      hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii), (iv), (v), (vi), (vii) and (x) hereof will not constitute Events of Default.

Section 8.04     Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(i)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(ii)            in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee and the Collateral Agent an Opinion of Counsel confirming that:

(A)            the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)            since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)           in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)          no Default or Event of Default shall have occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(v)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(vi)          the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(vii)         the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Collateral will be released from the Lien securing the Notes and the other Note Documents, as provided in Section 10.04 hereof, upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Section 8.05     Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent), to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06     Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium on, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07     Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01     Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors, the Trustee and the Collateral Agent, if applicable, may amend or supplement this Indenture, the Notes, the Note Guarantees or any other Note Documents:

(i)            to cure any ambiguity, defect or inconsistency;

(ii)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)          to provide for the assumption of the Company’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to Article 5 or Article 10 hereof;

(iv)          to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;

(v)           to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(vi)          to conform the text of this Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of The New Notes” section of the Offer to Exchange, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees or the Security Documents, which intent shall be evidenced by an Officers’ Certificate to that effect;

(vii)          to enter into additional or supplemental Security Documents;

(viii)         to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in this Indenture or any of the Security Documents;

(ix)           to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;

(x)            to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or

(xi)           with respect to the Security Documents to amend this Indenture or any of the Security Documents, as provided in the Intercreditor Agreement.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplemental indenture, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 9.06 hereof, the Trustee and the Collateral Agent will join with the Company and the Guarantors in the execution of any amendment or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent will be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under the Note Documents or otherwise.

Section 9.02     With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Trustee and the Collateral Agent, if applicable, may amend or supplement this Indenture (including, without limitation, Sections 3.09, 4.10, and 4.14 hereof), the Notes, the Note Guarantees or any other Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplemental indenture, and upon the filing with the Trustee and/or the Collateral Agent, as the case may be, of evidence satisfactory to the Trustee and/or the Collateral Agent, as the case may be, of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and/or the Collateral Agent, as the case may be, of the documents described in Section 9.06 hereof, the Trustee and/or the Collateral Agent, as the case may be, will join with the Company and the Guarantors in the execution of such amendment or supplemental indenture unless such amendment or supplemental indenture directly affects the Trustee’s and/or the Collateral Agent, as the case may be, own rights, duties or immunities under this Indenture, the other Note Documents or otherwise, in which case the Trustee and/or the Collateral Agent, as the case may be, may in its discretion, but will not be obligated to, enter into such amendment or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture, the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(i)            reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)           reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof);

(iii)           reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(iv)          waive a Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)            make any Note payable in money other than that stated in the Notes;

(vi)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, premium, if any, on, interest on the Notes (other than as permitted by clause (vii) below);

(vii)        waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.14 hereof);

(viii)          release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(ix)            make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any security document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes or releasing all or substantially all of the Guarantors from their respective Guarantees will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

In determining with the Holders of the required principal amount of Notes have concurred in any direction, waiver, or consent, Notes owned by the Company or any Guarantor, or any of their respective Subsidiaries, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protecting in relying on any such direction, waiver, or consent, only Notes that a Responsible Officer of the Trustee receives an Officers’ Certificate from the Company that such Notes are so owned will be so disregarded. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officers’ Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons, and the Trustee shall be entitled to accept and rely upon such Officers’ Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.

Section 9.03         Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04         Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05         Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06         Trustee to Sign Amendments, etc.

The Trustee will sign any amendment or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until the Board of Directors of the Company approves it. In executing any amendment or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 14.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions.

ARTICLE 10
COLLATERAL AND SECURITY

Section 10.01        Security Documents.

The due and punctual payment of the principal of, premium on, if any, and interest on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest (to the extent permitted by law), on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee under this Indenture and the Notes (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents, which the Company has entered into simultaneously with the execution of this Indenture. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take any and all actions necessary or proper or as may be reasonably requested by the Collateral Agent to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, a valid and enforceable perfected second priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders of Notes, superior to and prior to the rights of all third Persons and subject to no other Liens other than Permitted Prior Liens.

Section 10.02        Recording and Opinions.

(a)          The Company will furnish to the Collateral Agent and the Trustee on [●] in each year beginning with [●], an Opinion of Counsel, dated as of such date, either:

(i)            (A) stating that, in the opinion of such counsel, action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Lien of the Security Documents and reciting with respect to the security interests in the Collateral the details of such action or referring to prior Opinions of Counsel in which such details are given, and (B) stating that, in the opinion of such counsel, based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and protect, to the extent such protection and preservation are possible by filing, the rights of the Holders of Notes and the Collateral Agent and the Trustee hereunder and under the Security Documents with respect to the security interests in the Collateral;

(ii)           stating that, in the opinion of such counsel, no such action is necessary to maintain such Lien and assignment.

(b)          The Company will comply with the provisions of TIA § 314; provided that the Company will not be required to comply with all or any portion of TIA §314(d) if it determines in good faith based on the advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no-action” letters or exemptive orders (whether issued to the Company or any other person), all or any portion of TIA §314(d) is inapplicable to the released Collateral.

Section 10.03       Release of Liens on Collateral.

The Collateral Agent’s Second Liens upon the Collateral will be released in any one or more of the circumstances set forth in the Intercreditor Agreement, and in any such event, each of the Trustee and Collateral Agent shall release the Collateral upon request from Priority Lien Collateral Agent or the Priority Lien Representative, and neither the Trustee nor Collateral Agent shall be liable for verifying whether such release is authorized or permitted pursuant to the Indenture or any Note Document and each of the Trustee and the Collateral Agent may conclusively rely on such request, and incur no liability for any releases effected pursuant to such request.

Section 10.04       Release of Liens in Respect of Notes.

(a)         The Collateral Agent’s Second Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Collateral Agent’s Second Liens on the Collateral shall terminate and be discharged:

(i)              upon satisfaction and discharge of this Indenture as set forth in Article 12 hereof;

(ii)            upon a Legal Defeasance or Covenant Defeasance of the Notes as set forth in Article 8 hereof;

(iii)            upon payment in full and discharge of all Notes outstanding under this Indenture and all Obligations that are outstanding, due and payable under this Indenture at the time the Notes are paid in full and discharged;

(iv)            in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance with the provisions of Article 9 hereof;

(v)            after the satisfaction of the Lien Release Conditions, on the date the Notes are rated Investment Grade and no Default or Event of Default shall have occurred and be continuing;

(vi)            as provided in Intercreditor Agreement; or

(vii)          to enable the disposition of assets that constitute Collateral to the extent not prohibited by Section 4.10.

(b)         Upon the full and final payment and performance of all Obligations of the Company under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof, the Company will deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents.

Section 10.05       Certificates of the Company.

The Company will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Security Documents:

(i)              all documents required by TIA §314(d);

(ii)             an Officers’ Certificate certifying that all conditions precedent under this Indenture and the Note Documents if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Company; and

(iii)            solely in the case of a release described in Section 10.04(a)(i) through (vi) or a release of all or substantially all of the Collateral, an Opinion of Counsel, which may be rendered by internal counsel to the Company in accordance with Section 14.04.

The Trustee and the Collateral Agent may accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel. Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any such Officers’ Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Note Document to the contrary, the Trustee and Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

Section 10.06       Certificates of the Trustee.

Neither the Trustee nor the Collateral Agent shall have any duty to confirm the legality, sufficiency, genuineness, accuracy, contents or validity of any documents (or any signature appearing therein). Neither the Trustee nor the Collateral Agent shall be liable for any such release undertaken in good faith in reliance upon any documents delivered to them pursuant to Section 10.05 hereof, and notwithstanding any term hereof or in any Note Document to the contrary, neither the Trustee nor the Collateral Agent shall be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such documents.

Section 10.07        Authorization of Actions to Be Taken Under the Security Documents.

Subject to the provisions of Section 7.01 and 7.02 hereof and to the terms of the Intercreditor Agreement, the Trustee and the Collateral Agent may, on behalf of the Holders of Notes, take all actions to:

(i)              enforce any of the terms of the Security Documents; and

(ii)             collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder and under the Security Documents.

The Collateral Agent will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes, of the Collateral Agent or of the Trustee). Nothing in this Section 10.07 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Collateral Agent.

Notwithstanding the foregoing, the Collateral Agent or the Trustee may, at the expense of the Company, request the direction of the Holders of Notes with respect to any such actions and upon receipt of the written consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement.

Section 10.08        Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the terms of the Intercreditor Agreement, proceeds in respect of the Collateral received by the Collateral Agent shall be passed on to the Trustee. The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.09        Collateral Agent.

(a)           UMB Bank, National Association, is hereby appointed as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provisions of this Indenture and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Collateral Agent makes no representations as to, and shall not be responsible for the existence, genuineness, value, sufficiency or condition of any of the Collateral or as to the security afforded or intended to be afforded thereby, hereby or by any Security Document, or for the validity, perfection, priority or enforceability of the Liens or security interests in any of the Collateral created or intended to be created by any of the Security Documents, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral, any Security Documents or any agreement or assignment thereof contained in any provision thereof, for the validity of the title of the Company or any Guarantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, all such responsibilities and obligations being responsibilities and obligations of the Company and the Guarantors. The Collateral Agent shall not have any responsibility for recording, registering, filing, re-recording, re-registering or refiling any supplemental indenture, financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any Security Document) and such responsibility shall be solely that of the Company.

(c)           The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e- mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture or the Security Documents in accordance with a request, direction, instruction or consent of the Company, the Trustee or the Holders of a requisite percentage in aggregate principal amount of the then outstanding Notes.

This Article 10 and the provisions of each other Security Document are subject to the terms, conditions and benefits set forth in the Intercreditor Agreement. The Company and each Guarantor consents to, and agrees to be bound by, the terms of the Intercreditor Agreement, as the same may be in effect from time to time, and to perform its obligations thereunder in accordance with the terms thereof. Each Holder of Notes, by its acceptance of the Notes (a) consents to the terms provided for in the Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Trustee and the Collateral Agent, in each case, on behalf of each Holder of Notes to enter into the Intercreditor Agreement as Second Lien Representative and as Second Lien Collateral Agent (as such terms are defined in the Intercreditor Agreement), in each case, on behalf of such Holders of Notes. In addition, each Holder of Notes authorizes and instructs the Trustee and the Collateral Agent to enter into any amendments or joinders to the Intercreditor Agreement, without the consent of any Holder, to add additional Indebtedness as Second Lien Debt and add other parties (or any authorized agent or trustee therefor) holding such Indebtedness thereto and to establish that the Lien on any Collateral securing such Indebtedness ranks equally with the Liens on such Collateral securing the other Second Lien Debt then outstanding. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit to the Company and certain of its Subsidiaries, and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

ARTICLE 11
NOTE GUARANTEES

Section 11.01        Guarantee.

(a)           Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Security Documents or the obligations of the Company hereunder or thereunder, that:

(i)              the principal of, premium, if any, on, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Company to the Holders or the Trustee and the Collateral Agent hereunder or thereunder or under any Security Document will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii)             in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)          The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)           If any Holder, the Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)           Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Collateral Agent and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02        Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03        Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 11.01 hereof, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee and that this Indenture will be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 hereof will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Indenture, if required by Section 4.15 hereof, the Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 11, to the extent applicable.

Section 11.04        Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(i)              immediately after giving effect to such transaction, no Default or Event of Default exists;

and

(ii)             either:

(A)            subject to Section 11.05 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture and the Security Documents on the terms set forth herein or therein, pursuant to a supplemental indenture and appropriate security documents in form and substance reasonably satisfactory to the Trustee; or

(B)             the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (ii)(A) and (B) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05        Releases.

(a)          The Note Guarantee of a Guarantor will automatically be released:

(i)            In connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions described in Section 4.10 hereof;

(ii)           in connection with any sale or other disposition of Capital Stock of that Guarantor by way of merger, consolidation or otherwise to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the provisions described in Section 4.10 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(iii)          if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(iv)         upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided in Articles 8 and 12 hereof;

(v)          upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred or is continuing; or

(b)          if consent to such release has been given by an Act of Supermajority Debtholders.

(c)          Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 11.05 will remain liable for the full amount of principal of, premium on, if any, and interest on, the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12
SATISFACTION AND DISCHARGE

Section 12.01        Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration, of transfer or exchange of the Notes and as otherwise provided in this Indenture), when:

(i)            either:

(A)            all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)             all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and interest to the date of maturity or redemption;

(ii)            in respect of subclause (B) of clause (i) of this Section 12.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(iii)          the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(iv)          the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The Collateral will be released from the Lien securing the Notes and the other Note Documents, as provided in Section 10.04 hereof, upon a satisfaction and discharge in accordance with the provisions described above. Nothing in this Section 12.01 will be deemed to preclude the Company from repurchasing Notes, including, but not limited to, in the open market, through a tender offer or exchange offer, through privately negotiated transactions, or other similar transactions.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (i) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02        Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent), to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13
CONVERSION OF NOTES

Section 13.01        Conversion Privilege.

Subject to and upon compliance with the provisions of this Article 13 (including, for the avoidance of doubt, the restrictions set forth in Section 13.12), each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Note at any time prior to the close of business on the Business Day immediately preceding the Maturity Date at an initial conversion rate of 333.3333 shares of Common Stock (subject to adjustment as provided in this Article 13) (the “Conversion Rate”) per $1,000 principal amount of Notes (subject to, and in accordance with, the settlement provisions of Section 13.02, the “Conversion Obligation”). With respect to any Notes that are converted after the date of issuance of a Redemption Notice (other than in connection with an Acquisition Redemption) and prior to the close of business on the Scheduled Trading Day immediately preceding the related Redemption Date (unless the Company fails to pay the redemption price as required under Section 3.07 (in which case a Holder may convert such Note until the redemption price, including the Applicable Premium (if any), has been paid or duly provided for), in addition to the payment or delivery of the consideration due upon conversion as described in Section 13.02, the Company shall pay or deliver, as the case may be, the Make-Whole Premium in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as specified in the Redemption Notice and described in Section 3.07.

Section 13.02        Conversion Procedure.

(a) Subject to this Section 13.02, Section 13.03(b), Section 13.07(a) and Section 13.12, upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder, in respect of each $1,000 principal amount of Notes being converted, cash (“Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 13.02 (“Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 13.02 (“Combination Settlement”), at its election, as set forth in this Section 13.02. Notwithstanding the foregoing, to the extent the Board of Directors determines in good faith that the issuance of any shares of Common Stock upon any conversion of the Notes or in respect of any Make-Whole Premium could cause the Company to undergo an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder or otherwise could materially and adversely affect the Company’s ability to preserve its ability to utilize its net operating loss carryforwards for U.S. federal income tax purposes, the Company may elect to settle such conversion through Cash Settlement or Combination Settlement and to settle such Make-Whole Premium in cash or in a combination of cash and shares of Common Stock, in each case, to the extent of such determination.

(i) All conversions for which the relevant Conversion Date occurs on or after September 15, 2025, and all conversions for which the relevant Conversion Date occurs after the Company’s issuance of a Redemption Notice with respect to the Notes and prior to the related Redemption Date, shall be settled using the same Settlement Method.

(ii) Except for any conversions for which the relevant Conversion Date occurs after the Company’s issuance of a Redemption Notice with respect to the Notes but prior to the related Redemption Date, any conversions for which the relevant Conversion Date occurs on or after September 15, 2025, the Company shall use the same Settlement Method for all conversions with the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions with different Conversion Dates.

(iii) If, in respect of any Conversion Date (or one of the periods described in the third immediately succeeding set of parentheses, as the case may be), the Company elects a Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company shall deliver or cause delivery of a notice (the “Settlement Notice”) of the relevant Settlement Method to converting Holders and the Conversion Agent (and the Trustee if not the Conversion Agent) no later than the close of business on the Trading Day immediately following the relevant Conversion Date (or, in the case of any conversions for which the relevant Conversion Date occurs (x) after the date of issuance of a Redemption Notice with respect to the Notes and prior to the related Redemption Date, in such Redemption Notice or (y) on or after September 15, 2025, no later than September 15, 2025). Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of Notes. If the Company does not elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement and the Company shall be deemed to have elected Combination Settlement in respect of its Conversion Obligation, and the Specified Dollar Amount per $1,000 principal amount of Notes shall be equal to $1,000.

If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes shall be deemed to be $1,000. For the avoidance of doubt, this clause (iii) and the provisions hereof are subject to the provisions of Section 13.12.

(iv) The cash, shares of Common Stock or combination of cash and shares of Common Stock in respect of any conversion of Notes (the “Settlement Amount”) shall be computed by the Company as follows:

(A) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, the Company shall deliver to the converting Holder in respect of each $1,000 principal amount of Notes being converted a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (plus cash in lieu of any fractional share of Common Stock issuable upon conversion in accordance with Section 13.02(j);

(B) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 consecutive Trading Days during the related Observation Period; and

(C) if the Company elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, to the converting Holder in respect of each $1,000 principal amount of Notes being converted, a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 30 consecutive Trading Days during the related Observation Period (plus cash in lieu of any fractional share of Common Stock issuable upon conversion in accordance with Section 13.02(j)).

(v) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) in writing of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.

(b) Subject to Section 13.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(h) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents and (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 13.02(h). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 13 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change repurchase notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change repurchase notice in accordance with Section 15.03.

If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation (including any Make-Whole Premium) with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.

(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 13.03(b) and Section 13.07(a), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation (including any Make-Whole Premium) on the third Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, or on the third Business Day immediately following the last Trading Day of the Observation Period, in the case of any other Settlement Method. If any shares of Common Stock are due to converting Holders or in respect of any Make-Whole Premium, the Company shall issue or cause to be issued, and deliver to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, certificates or a book-entry transfer through the Depositary for the full number of shares of Common Stock to which such Holder shall be entitled in satisfaction of the Company’s Conversion Obligation.

(d) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.

(e) If a Holder submits a Note for conversion or is entitled to receive any shares of Common Stock in respect of any Make-Whole Premium, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion or in respect of such Make-Whole Premium, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

(f) Except as provided in Section 13.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 13.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.

(h) Upon conversion, a Holder shall not receive any separate cash payment for accrued and unpaid interest, if any, except as set forth below and other than any Make-Whole Premium, if applicable. The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date. As a result, accrued and unpaid interest, if any, to, but not including, the relevant Conversion Date shall be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of Notes into a combination of cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion. Notwithstanding the foregoing, if Notes are converted after the close of business on a Regular Record Date, Holders of such Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Notes on the corresponding Interest Payment Date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted; provided that no such payment shall be required (1) for conversions following the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Redemption Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; (3) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (4) to the extent of any defaulted amounts, if any defaulted amounts exists at the time of conversion with respect to such Note. Therefore, for the avoidance of doubt, all Holders of record on the Regular Record Date immediately preceding the Maturity Date or any Redemption Date shall receive the full interest payment due on the Maturity Date or such Redemption Date, as applicable, regardless of whether their Notes have been converted following such Regular Record Date.

(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.

(j) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date (in the case of Physical Settlement) or based on the Daily VWAP for the last Trading Day of the relevant Observation Period (in the case of Combination Settlement). For each Note surrendered for conversion, if the Company has elected Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.

Section 13.03        Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Change.

(a)           If the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change, the Company shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Conversion Agent from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change).

(b)          Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change, the Company shall, at its option, satisfy the related Conversion Obligation by Physical Settlement, Cash Settlement or Combination Settlement in accordance with Section 13.02 based on the Conversion Rate as increased to reflect the Additional Shares pursuant to the table set forth in Section 13.03(e) below; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and shall be deemed to be an amount of cash per $1,000 principal amount of converted Notes equal to the Conversion Rate (including any adjustment for Additional Shares), multiplied by such Stock Price. In such event, the Conversion Obligation shall be paid to Holders in cash on the third Business Day following the Conversion Date. The Company shall notify the Holders of Notes, the Trustee and the Conversion Agent (if other than the Trustee) of the Effective Date of any Make-Whole Fundamental Change and issue a press release announcing such Effective Date no later than five Business Days after such Effective Date.

(c)          The number of Additional Shares, if any, by which the Conversion Rate shall be increased shall be determined by reference to the table set forth in Section 13.03(e) below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five Trading Day period ending on, and including, the Trading Day immediately preceding the Effective Date of the Make-Whole Fundamental Change. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date (as such term is used in Section 13.04) or expiration date of the event occurs during such five consecutive Trading Day period.

(d)          The Stock Prices set forth in the column headings of the table set forth in Section 13.03(e) below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table set forth in Section 13.03(e) below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 13.04.

(e)           The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 principal amount of Notes pursuant to this Section 13.03 for each Stock Price and Effective Date set forth below:

Effective Date	$2.57	$3.00	$3.50	$5.00	$7.50	$10.00	$20.00	$30.00
Issue Date	55.7743	39.4400	32.9743	22.2040	13.8307	9.6450	3.3645	1.2740
One Year Anniversary of Issue Date	55.7743	18.7033	14.7971	9.9820	6.2373	4.3650	1.5575	0.6213
1½ Anniversary of Issue Date	55.7743	7.8122	0	0	0	0	0	0

The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in such table, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

(ii) if the Stock Price is greater than $[●] per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Stock Price is less than $[●] per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount of Notes exceed [●] shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 13.04.

(f)            Nothing in this Section 13.03 shall prevent an adjustment to the Conversion Rate pursuant to Section 13.04 in respect of a Make-Whole Fundamental Change

Section 13.04        Adjustment of Conversion Rate.

The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 13.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or effective date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or effective date; and

OS’	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 13.04(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 13.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If, other than with respect to the Rights Offering, if any, the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 13.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 13.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

(c) If, other than with respect to the Rights Offering, if any, the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 13.04(a) or Section 13.04(b), (ii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 13.04(d) shall apply, and (iii) Spin-Offs as to which the provisions set forth below in this Section 13.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR’	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV	=	the fair market value (as determined by the Board of Directors or a committee thereof) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 13.04(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 13.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 13.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR’	=	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and
MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

The increase to the Conversion Rate under the preceding paragraph shall occur on the last Trading Day of the Valuation Period; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the Valuation Period, references in the portion of this Section 13.04(c) related to Spin-Offs to a “10 consecutive Trading Day period” shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date for such Spin-Off and such Trading Day in determining the Conversion Rate as of such Trading Day. If the Ex-Dividend Date of the Spin-Off is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and in this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date for the Spin-Off to, and including, the last Trading Day of such Observation Period.

For purposes of this Section 13.04(c) (and subject in all respects to Section 13.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 13.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 13.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 13.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

For purposes of Section 13.04(a), Section 13.04(b) and this Section 13.04(c), if any dividend or distribution to which this Section 13.04(c) is applicable also includes one or both of:

(A) a dividend or distribution of shares of Common Stock to which Section 13.04(a) is applicable (the “Clause A Distribution”); or

(B) a dividend or distribution of rights, options or warrants to which Section 13.04(b) is applicable (the “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 13.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 13.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 13.04(a) and Section 13.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 13.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 13.04(b).

(d) If any cash dividend or distribution is made to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR’	=	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0	=	the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C	=	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.

Any increase pursuant to this Section 13.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 principal amount of Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.

(e) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
CR’	=	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors or a committee thereof) paid or payable for shares of Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS’	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP’	=	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The increase to the Conversion Rate under this Section 13.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of Notes for which Physical Settlement is applicable, if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references in this Section 13.04(e) with respect to “10” or “10th” shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date that such tender or exchange offer expires and the Conversion Date in determining the Conversion Rate and (y) in respect of any conversion of Notes for which Cash Settlement or Combination Settlement is applicable, for any Trading Day that falls within the relevant Observation Period for such conversion and within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the date such tender or exchange offer expires and such Trading Day in determining the Conversion Rate as of such Trading Day. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the end of any Observation Period in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day of such Observation Period.

(f) Notwithstanding this Section 13.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 13.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 13.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(g) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 13.04, and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note at its last address appearing on the Note Register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(i) Notwithstanding anything to the contrary in this Article 13, the Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;

(iv) solely for a change in the par value of the Common Stock;

(v) for the Rights Offering, if any; or

(vi) for accrued and unpaid interest, if any.

(j) All calculations and other determinations under this Article 13 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Trustee (and the Conversion Agent if not the Trustee) an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder at its last address appearing on the Note Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(l) For purposes of this Section 13.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

Section 13.05     Adjustment of Prices.

Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days (including an Observation Period and the period for determining the Stock Price for purposes of a Make-Whole Fundamental Change), the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.

Section 13.06     Shares to Be Fully Paid.

The Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming delivery of the maximum number of Additional Shares pursuant to Section 13.03 and that at the time of computation of such number of shares, all such Notes would be converted by a single Holder and that Physical Settlement were applicable).

Section 13.07     Effect of Recapitalizations, Reclassifications, and Changes of the Common Stock.

(a) In the case of:

(i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii) any consolidation, merger or combination involving the Company,

(iii) any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety or

(iv) any statutory share exchange,

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Merger Event and, prior to or at the effective time of such Merger Event, the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event (A) the Company shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of Notes in accordance with Section 13.02 and (B) (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 13.02 (including, if applicable, any shares of Common Stock deliverable in connection with any Make-Whole Premium) or in connection with any delivery of shares of Common Stock in respect of any Make-Whole Premium deliverable upon a conversion price Redemption shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Merger Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.

If the Merger Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be (x) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (y) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event (A) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.03), multiplied by the price paid per share of Common Stock in such Merger Event and (B) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the third Business Day immediately following the relevant Conversion Date. The Company shall notify Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as practicable after such determination is made.

Such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 13. If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the successor or purchasing corporation, as the case may be, in such Merger Event, then such supplemental indenture shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holders of the Notes, including the right of Holders to require the Company to repurchase their Notes upon a Change of Control as described in Section 4.14, as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The Company will not become a party to any Merger Event unless its terms are consistent with the foregoing.

(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 13.07, the Company shall promptly file with the Trustee an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Merger Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder, at its address appearing on the Note Register provided for in this Indenture, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.

(c) The Company shall not become a party to any Merger Event unless its terms are consistent with this Section 13.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, as set forth in Section 13.01 and Section 13.02 prior to the effective date of such Merger Event.

(d) The above provisions of this Section shall similarly apply to successive Merger Events.

Section 13.08     Certain Covenants.

(a) The Company covenants that all shares of Common Stock issued upon conversion of Notes or in respect of any Make-Whole Premium will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder or in respect of any Make-Whole Premium require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion or in respect of any Make-Whole Premium, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.

(c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes or in respect of any Make-Whole Premium.

Section 13.09     Responsibility of Trustee.

The Trustee and any Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto. Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon, the Officers’ Certificate (which the Company shall be obligated to file with the Trustee prior to the execution of any such supplemental indenture in addition to any other deliverables required hereunder in connection with the execution of such supplemental indenture) with respect thereto.

Section 13.10     Notice to Holders Prior to Certain Actions.

In case of any:

(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 13.04 or Section 13.11;

(b) Merger Event; or

(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company or any of its Subsidiaries;

then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture), the Company shall cause to be filed with the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder at its address appearing on the Note Register, as promptly as possible but in any event at least 20 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such Merger Event, dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Merger Event, dissolution, liquidation or winding-up.

Section 13.11     Stockholder Rights Plans.

If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 13.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

Section 13.12     [Intentionally Omitted.]

Section 13.13     Company Conversion.

(a)            On or after the day that is the eighteen (18) month anniversary of the Issue Date, the Company may require the conversion of all or part of the Notes, at its option, if the Company’s Common Stock, as determined by the Company, has a twenty-day volume weighted average price (“VWAP”) of at least 175% of the conversion price then in effect ending on, and including, the trading day immediately preceding the date on which the Company provides notice of conversion (an “Optional Conversion”). If the Company undergoes an Optional Conversion prior to the third anniversary of the Issue Date, holders of the Notes will be entitled to a make-whole premium payment in cash equal to the Applicable Premium amount.

(b)            In the case of any Optional Conversion, the Company will provide note less than 45 nor more than 50 scheduled trading days’ notice before the conversion date to the Trustee, the Paying Agent, and each holder of Notes. The conversion price will be equal to 100% of the principal amount of the Notes to be converted, plus any accrued and unpaid interest to, but excluding, the date of redemption (unless the date of redemption falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case the Company shall pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed). The date of redemption must be on a Business Day and may not fall after the Maturity Date.

(c)            If pursuant to an Optional Conversion the Company elects to convert fewer than all of the outstanding Notes, the Trustee shall select the Notes to be converted (in principal amounts of $1,000 or multiples thereof) by lot, on a pro rata basis or another method the Trustee considers to be fair and appropriate, in each case, with respect to Global Notes, in accordance and subject to applicable DTC procedures or requirements.

ARTICLE 14
MISCELLANEOUS

Section 14.01     Trust Indenture Act Controls.

This Indenture is subject to, and shall be governed by, the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

Section 14.02     Notices.

Any notice or communication by the Company, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), electronic image scan, facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Guarantor:

ION Geophysical Corporation
2105 CityWest Boulevard, Suite 100
Houston, Texas 77042
Facsimile:	(281) 879-3600
Attention:	General Counsel

With a copy to:
Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, Texas 77007

Counsel for the Company and the Guarantors
Facsimile:	(713) 651-2700
Attention:	J. Eric Johnson

If to the Trustee:

UMB Bank, National Association
[Address]
Facsimile No.:	[●]
Attention:	[Corporate Trust - ION Geophysical Corporation]

If to the Collateral Agent:

UMB Bank, National Association, as Collateral Agent
[Address]
Facsimile No.:	[●]
Attention:	[Corporate Trust - ION Geophysical Corporation]

The Company, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by electronic image scan or facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so given to any Person described in TIA §313(c), to the extent required by the TIA. Failure to send a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is given in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it will send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides any notice (including any notice of redemption or offer to purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the Applicable Procedures of such Depositary.

Section 14.03     Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA §312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA §312(c).

Section 14.04     Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or the Collateral Agent, as applicable, to take any action under this Indenture or any other Note Document, the Company shall furnish to the Trustee or the Collateral Agent, as applicable:

(i)            an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which must include the statements set forth in Section 14.05 hereof), stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture or any other Note Document relating to the proposed action have been satisfied; and

(ii)            an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Collateral Agent, as applicable (which must include the statements set forth in Section 14.05 hereof), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05     Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA §314(a)(4)) or Security Document must comply with the provisions of TIA §314(e) and must include:

(i)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07     No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08     Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York in any proceeding arising out of or relating to this Indenture, the Note and the Note Guarantees and the parties hereby irrevocably agree that all claims in respect of any such proceeding may be heard and determined in any such New York State or federal court. The parties hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such proceeding. The parties irrevocably consent to the service of process in any proceeding by the mailing or delivery of copies of such process as set forth in Section 14.02 hereof. The parties agree that a final non-appealable judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTE AND THE NOTE GUARANTEES AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10     Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 14.11     Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 14.12     Counterpart Originals.

The parties may sign any number of copies of this Indenture, and each party hereto may sign any number of separate copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by electronic or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by electronic or PDF shall be deemed to be their original signatures for all purposes.

Section 14.13     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and delivered as of the day and year first above written.

ION GEOPHYSICAL CORPORATION

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	EVP & CFO

GX TECHOLOGY CORPORATION

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	EVP & CFO

ION EXPLORATION PRODUCTS (U.S.A.) INC.

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	Vice President

I/O MARINE SYSTEMS, INC.

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	Vice President

GX GEOSCIENCE CORPORATION, S. DE R.L. DE C.V.

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	Vice President

UMB BANK, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ [●]
Name:	[●]
Title:	[●]

EXHIBIT A

[Face of Note]

CUSIP:
CINS:

8.00% Senior Secured Second Priority Notes due 2025

No.	$

ION GEOPHYSICAL CORPORATION

promises to pay to ________ or registered assigns,

the principal sum of ________________________________ DOLLARS on December 15, 2025.

Interest Payment Dates: June 15 and December 15, commencing June 15, 2021.

Record Dates: June 1 and December 1

ION GEOPHYSICAL CORPORATION

By:	/s/ Michael Morrison
Name:	Michael Morrison
Title:	Executive Vice President and Chief Financial Officer

Dated: [●] ______, 2021

This is one of the Notes referred to

In the within-mentioned Indenture:

UMB Bank, National Association

By:
Authorized Signatory

[Back of Note]

8.00% Senior Secured Second Priority Notes due 2025

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(i)            INTEREST. ION Geophysical Corporation, a Delaware corporation (the “Company”), promises to pay or cause to be paid interest on the principal amount of this Note at 8.00% per annum from [●], 2021 until maturity. The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that, if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be June 15, 2021. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(ii)            METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the June 1 and December 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(iii)            PAYING AGENT AND REGISTRAR. Initially, UMB Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders of the Notes. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(iv)            INDENTURE AND SECURITY DOCUMENTS. The Company has issued the Notes under an Indenture dated as of [●], 2021 (the “Indenture”) among the Company, the Guarantors and the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of the Company. The Notes are secured by a second priority Lien in and on all the Collateral pursuant to the Security Documents referred to in the Indenture.

(v)            OPTIONAL REDEMPTION.

(A)            At any time prior to December 15, 2023, the Company may on any one or more occasions redeem all or a part of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100.000% of the principal amount of the Notes redeemed, plus (1) the excess of (a) the present value of the Notes to be redeemed at such redemption date of (i) the redemption price of the Notes to be redeemed at December 15, 2023 plus (ii) all required interest payments due on the Notes to be redeemed through December 15, 2023 (excluded accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate (as defined in the Indenture) as of such redemption date plus 50 basis points over (b) the principal amount of the Notes (the “Applicable Premium”) and (2) accrued and unpaid interest to the date of redemption (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant Interest Payment Date).

(B)            At any time on or after to December 15, 2023, the Company may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date.

(C)            Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(vi)            MANDATORY REDEMPTION. Except as set forth below under Sections [4.10] and [4.14] of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(vii)            CONVERSION RIGHTS.

(A)            Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, at any time prior to the close of business on the Business Day immediately preceding the Maturity Date, to convert any Notes or any portion thereof that is $1,000 or an integral multiple thereof, into cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as applicable, at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.

(viii)            REPURCHASE AT THE OPTION OF HOLDER.

(A)            Upon the occurrence of a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof (or the portion) (calculated after giving effect to any issuance of Additional Notes) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Company will mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(B)            If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, within five days of each date on which the aggregate amount of Excess Proceeds exceeds $1.0 million, the Company may (and when Excess Proceeds exceeds $10.0 million, the Company shall), to the extent permitted by the Intercreditor Agreement and the Credit Agreement, each as in effect on the Issue Date, make an Asset Sale Offer to all Holders of Notes and all holders of Second Lien Debt containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other Second Lien Debt (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer (or expiration of the offer if no Holder accepts), the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other Second Lien Debt tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will select the Notes and such other Second Lien Debt to be purchased on a pro rata basis (except that any Notes represented by a note in global form will be selected by such method as DTC or its nominee or successor may require), based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer (or expiration of the offer if no Holder accepts), the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

(ix)            NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles [8] or [12] thereof. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

(x)            DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(xi)            PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(xii)            AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees or any other Note Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes including Additional Notes, if any, voting as a single class. Without the consent of any Holder of Notes, the Indenture, the Notes, the Note Guarantees or any other Note Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to the Company or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to conform the text of the Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of the New Notes” section of the Offer to Exchange, relating to the initial offering of the Notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes, the Note Guarantees or the Security Documents, which intent shall be evidenced by an Officers’ Certificate to that effect, to enter into additional or supplemental security documents, to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security Documents or any release of Collateral that becomes effective as set forth in the Indenture or any of the Security Documents, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, or to allow any Guarantor to execute a supplemental indenture to the Indenture and/or a Note Guarantee with respect to the Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, wavier, or consent, Notes owned by the Company or any Guarantor, or any of their respective Subsidiaries, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver, or consent, only Notes that a Responsible Officer of the Trustee receives an Officers’ Certificate from the Company that such Notes are so owned will be so disregarded.

(xiii)            DEFAULTS AND REMEDIES. Events of Default include: (a) default for 30 days in the payment when due of interest on the Notes; (b) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium on, if any, the Notes, (c) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections [4.07, 4.09, 4.10, 4.14, or 5.01] of the Indenture; (d) (1) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the Indenture or the Security Documents, or (2) failure by the Company for 180 days after notice from the Trustee or Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with the provisions of Section [4.03] of the Indenture; (e) default under certain other agreements relating to Indebtedness of the Company which default is a Payment Default or results in the acceleration of such Indebtedness prior to its express maturity; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $20.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed, for a period of 60 days; (g) subject to certain exceptions and except as permitted by the Indenture, if any security document ceases for any reason to be fully enforceable, certain security interests created by any security documents cease to be in full force and effect, or the repudiation by the Company or any other Guarantor of any of their obligations under any security documents; (h) except as permitted by the Indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and (i) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary. In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an offer to purchase). The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(xiv)            TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(xv)            NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(xvi)            AUTHENTICATION. This Note will not be valid until authenticated by the electronic manual signature of the Trustee or an authenticating agent.

(xvii)            ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(xviii)            CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(xix)            GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

(xx)            The parties hereto and each Holder hereby irrevocably submit to the non-exclusive jurisdiction of any New York State [or Federal court sitting in the Borough of Manhattan in the City of New York] in any proceeding arising out of or relating to this Indenture, the Note and the Note Guarantees and the parties and each Holder hereby irrevocably agree that all claims in respect of any such proceeding may be heard and determined in any such New York State or federal court. The parties and each Holder hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such proceeding. The parties and each Holder irrevocably consent to the service of process in any proceeding by the mailing or delivery of copies of such process as set forth in Section [14.02] hereof. The parties and each Holder agree that a final non- appealable judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(xxi)            EACH PARTY AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY (BUT NO OTHER JUDICIAL REMEDIES) IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTE AND THE NOTE GUARANTEES AND THE TRANSACTIONS CONTEMPLATED HEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

ION Geophysical Corporation

2105 CityWest Boulevard, Suite 100

Houston, Texas 77042

Facsimile:	(281) 879-3600
Attention:	General Counsel

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(insert assignee’s soc. Sec. or Tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*            Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10, or 4.14 of the Indenture, check the appropriate box below:

Section 4.10	Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10, or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)
Tax Identification No.:

Signature Guarantee*:

*            Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

exhibit b

FORM OF CERTIFICATE OF TRANSFER

ION Geophysical Corporation

2105 CityWest Boulevard, Suite 100

Houston, Texas 77042

Facsimile:	(281) 879-3600
Attention:	General Counsel

UMB Bank, National Association, as Trustee and Registrar

[Address]

Facsimile:	[●]
Attention:	[●]

Re:	8.00% Senior Secured Second Priority Notes Due 2025

Reference is hereby made to the Indenture, dated as of [●], 2021 (the “Indenture”), among ION Geophysical Corporation, as issuer (the “Company”), the Guarantors party thereto, UMB Bank, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $     in such Note[s] or interests (the “Transfer”), to                   (the “Transferee”), as further specified in Annex A hereto.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

B-1

Annex A to Certificate of Transfer

1.	The Transferor owns and proposes to transfer the following:

2.	After the Transfer the Transferee will hold:

in accordance with the terms of the Indenture.

B-2

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

ION Geophysical Corporation

2105 CityWest Boulevard, Suite 100

Houston, Texas 77042

Facsimile:	(281) 879-3600
Attention:	General Counsel

UMB Bank, National Association, as Trustee and Registrar

[Address]

Facsimile:	[●]
Attention:	[●]

Re:	8.00% Senior Secured Second Priority Notes Due 2025

Reference is hereby made to the Indenture, dated as of [●], 2021 (the “Indenture”), among ION Geophysical Corporation, as issuer (the “Company”), the Guarantors party thereto, UMB Bank, National Association, as trustee and collateral agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

______________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $________ in such Note[s] or interests (the “Exchange”).

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-1

EXHIBIT D

[FORM OF NOTATION OF GUARANTEE]

For value received, each Guarantor (which term includes any successor Person under the Indenture) has, jointly and severally, unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of [●], 2021 (the “Indenture”) among ION Geophysical Corporation (the “Company”), the Guarantors party thereto, UMB Bank, National Association, as Collateral Agent and trustee (the “Trustee”), (a) the due and punctual payment of the principal of, premium on, if any, and interest on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest on, the Notes, if any, if lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in Article [11] of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Signature Page Follows]

D-1

GX TECHNOLOGY CORPORATION

By:
Name:	Michael Morrison
Title:	EVP & CFO

I/O MARINE SYSTEMS, INC.

By:
Name:	Michael Morrison
Title:	Vice President

ION EXPLORATION PRODUCTS (U.S.A.) INC.

By:
Name:	Michael Morrison
Title:	Vice President

GX GEOSCIENCE CORPORATION, S. DE R.L. DE C.V.

By:
Name:	Michael Morrison
Title:	Vice President

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ___________, is among _____________ (the “Guaranteeing Subsidiary”), a subsidiary of ION Geophysical Corporation (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein), UMB Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”), and UMB Bank, National Association, as collateral agent.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [●], 2021 providing for the issuance of 8.00% Senior Secured Second Priority Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.            CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof.

3.            NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or other owner of Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.            NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5.            COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.            EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.            THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

EXHIBIT F

[FORM OF INTERCREDITOR AGREEMENT]

F-1